UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT

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AXA EQUITABLE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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1290 Avenue of the Americas
New York, New York 10104
(212) 554-1234

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

November 20, 2018

To the Stockholders of AXA Equitable Holdings, Inc.:

This notice and the accompanying Information Statement is being furnished to the stockholders of AXA Equitable Holdings, Inc. (“EQH”) with respect to a written consent executed by the holder of a majority of the outstanding shares of common stock of EQH, which approved the following corporate action:

1.	Adoption of the AXA Equitable Holdings, Inc. 2019 Omnibus Incentive Plan (the “Plan”).

Your vote or consent is not requested or required. We are not soliciting your proxy. Section 228 of the Delaware General Corporation Law (the “DGCL”) and our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provide that any action required to be taken or which may be taken at any annual or special meeting of stockholders of a corporation may be taken without a meeting, without prior notice, and without a vote, if consents in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Accordingly, the written consent of a majority of the outstanding shares of our common stock is sufficient to approve the matter listed above.

The accompanying Information Statement is being furnished to you solely for the purpose of informing you of the matters described herein, in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended.

This notice and the accompanying Information Statement is first being mailed on or about November 20, 2018 to all stockholders of record as of the close of business on November 15, 2018. The foregoing action will become effective twenty days from the date that this Information Statement is first mailed to our stockholders.

AXA Equitable Holdings, Inc.

/s/ Mark Pearson
Mark Pearson
President and Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT

I. GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being mailed or otherwise furnished to the registered stockholders of AXA Equitable Holdings, Inc., a Delaware corporation (“EQH”), solely for the purpose of informing you that the holder of a majority of the outstanding shares of EQH common stock (the “Common Stock”) has executed a written consent approving the corporate action described herein.

The AXA Equitable Holdings, Inc. 2019 Omnibus Incentive Plan (the “Plan”) was approved by EQH’s board of directors (the “Board”) on November 15, 2018. In order to eliminate the costs and management time involved in holding a meeting of the stockholders, and in order to effect the adoption of the Plan promptly, we obtained a written consent from the stockholder that held a majority of the outstanding shares of the Common Stock as of the close of business on November 15, 2018 (the “Record Date”).

This Information Statement is dated November 20, 2018. Only stockholders of record on the Record Date are entitled to receive this Information Statement.

II. INFORMATION CONCERNING THE CORPORATE ACTION TAKEN

Approval of Adoption of the Plan

The Board approved the Plan at its regularly scheduled meeting on November 15, 2018. Adoption of the Plan was approved on November 15, 2018 by the written consent of AXA S.A. (“AXA”), the holder of 403,162,500 shares of the Common Stock, representing approximately 72.1% of the shares of outstanding Common Stock on the Record Date.

Brief Description of the Plan

The Plan provides for awards that may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights; dividend equivalents; and other stock-based awards. Cash awards may also be granted under the Plan as annual or long-term incentives. Awards under the Plan may be made to our directors, employees and financial professionals.

The Compensation Committee of the EQH Board has the authority to interpret the terms and conditions of the Plan, to determine eligibility for and terms of awards for participants and to make all other determinations necessary or advisable for the administration of the Plan, unless otherwise determined by the Board.

Subject to adjustment as described in the Plan, the aggregate number of shares of Common Stock available for issuance under the Plan will be equal to 5,200,000 shares of Common Stock. Shares issued under the Plan may be authorized but unissued shares or shares reacquired by EQH. The number or amount of shares of stock, other property or cash covered by outstanding awards, the number and type of shares of stock that have been authorized for issuance under the Plan, the exercise or purchase price of each outstanding award, and the other terms and conditions of outstanding awards, will be subject to adjustment in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of EQH or other similar transaction affecting our Common Stock.

The Plan will become effective on January 1, 2019 and has a ten-year term and will expire at the end of that term unless an extension of the Plan’s term is approved by our shareholders. However, the expiration of the Plan would have no effect on outstanding awards previously granted.

This description of the Plan is subject to, and qualified in its entirety by, the Plan. A copy of the Plan as adopted by stockholder written consent is attached hereto as Appendix A.

Approval of the Corporate Action

Section 228 of the DGCL and our Certificate of Incorporation provide that any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if consents in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Accordingly, the written consent by the holder of a majority of the outstanding shares of the Common Stock is sufficient to approve the adoption of the Plan.

On the Record Date, EQH’s authorized capital stock consisted of 2,000,000,000 shares of Common Stock, of which 559,045,845 shares were issued and outstanding. Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders.

On the Record Date, AXA held voting power over 403,162,500 shares of Common Stock, representing approximately 72.1% of outstanding shares of Common Stock. AXA consented in writing on November 15, 2018 to the adoption of the Plan. Such vote constituted approval of the proposed corporate action by approximately 72.1% of the issued and outstanding shares of Common Stock. Since this stockholder had sufficient voting power to approve the corporate action through their ownership of Common Stock, no consent or approval of the corporate actions by any other stockholder was solicited. EQH has obtained all necessary corporate approval in connection with the adoption of the Plan. No vote or other action on your part is required or requested.

Effective Date of the Corporate Action

The corporate action will become effective twenty days from the date this Information Statement is first mailed to our stockholders. The Board may revoke any proposed corporate action before it is acted on without further approval of the stockholders if the board determines that the action no longer is in the best interests of EQH and its stockholders.

Availability of Materials

A copy of this Information Statement is available on our investor relations website at ir.axaequitableholdings.com.

III. DISSENTERS’ RIGHT OF APPRAISAL

No dissenters’ or appraisal rights are available under our Certificate of Incorporation, Amended and Restated By-laws or the DGCL in connection with the corporate action described herein.

IV. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 30, 2018 with respect to the ownership of our Common Stock by:

•	each person known to own beneficially more than five percent of our Common Stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on approximately 558,526,870 shares of our Common Stock outstanding as of September 30, 2018.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o 1290 Avenue of the Americas, New York, New York 10104.

Name of Beneficial Owner	Number of Shares Owned	Percent of Class (%)
AXA(1)	403,162,500	72.2
Thomas Buberl	—	—
Gérald Harlin	—	—
Daniel G. Kaye	10,844		*
Ramon de Oliveira	8,844		*
Mark Pearson(2)	136,187		*
Bertrand Poupart-Lafarge	—	—
Karima Silvent	—	—
George Stansfield	—	—
Charles G. T. Stonehill	5,844		*
Seth Bernstein(3)	13,250		*
Dave Hattem(4)	40,822		*
Jeffrey Hurd(5)	49,429		*
Anders Malmström(6)	53,983		*
Brian Winikoff(7)	29,224		*
All current directors and executive officers as a group (14 persons)(8)	348,427		*
*	Less than one percent.
(1)	Does not give effect to the up to 43,125,000 shares of our common stock that AXA would deliver upon exchange of the mandatorily exchangeable securities that AXA issued concurrently with the IPO. AXA continues to have the right to vote those shares until delivery. AXA’s principal place of business is 21-25 avenue Matignon, 75008 Paris, France.
(2)	Includes (i) 85,937 shares of unvested EQH performance shares and (ii) 46,250 restricted stock units that will vest within 60 days.
(3)	Includes 9,250 restricted stock units that will vest within 60 days.
(4)	Includes (i) 22,322 shares of unvested EQH performance shares and (ii) 18,500 restricted stock units that will vest within 60 days.
(5)	Includes (i) 40,179 shares of unvested EQH performance shares and (ii) 9,250 restricted stock units that will vest within 60 days.
(6)	Includes (i) 33,483 shares of unvested EQH performance shares and (ii) 18,500 restricted stock units that will vest within 60 days.
(7)	Includes (i) 18,974 shares of unvested EQH performance shares and (ii) 9,250 restricted stock units that will vest within 60 days.
(8)	Includes (i) 200,895 shares of unvested EQH performance shares and (ii) 111,000 restricted stock units that will vest within 60 days.

The following tables set forth information as of September 30, 2018 regarding the ownership of common stock of AXA and units of limited partnership interests in our subsidiaries AllianceBernstein Holding L.P. (“AB Holding Units”) and AllianceBernstein L.P. (“AB Units”) by each of our directors and executive officers and by all of our directors and executive officers as a group.

AXA Common Stock(1)

Name of Beneficial Owner	Number of Shares Owned	Percent of Class (%)
Thomas Buberl(2)	436,010		*
Gérald Harlin(3)	537,273		*
Daniel G. Kaye	11,634		*
Ramon de Oliveira(4)	38,536		*
Mark Pearson(5)	496,957		*
Bertrand Poupart-Lafarge(6)	133,608		*
Karima Silvent(7)	59,595		*
George Stansfield(8)	322,487		*
Charles G. T. Stonehill(9)	2,694		*
Seth Bernstein	—	—
Dave Hattem(10)	123,368		*
Jeffrey Hurd	—	—
Anders Malmström(11)	129,308		*

Name of Beneficial Owner	Number of Shares Owned	Percent of Class (%)
Brian Winikoff(12)	33,840	*
All current directors and executive officers as a group (14 persons)(13)	2,325,310	*
*	Number of shares listed represents less than 1% of the outstanding AXA common stock.
(1)	Holdings of AXA American Depositary Shares (“ADS”) are expressed as their equivalent in AXA ordinary shares. Each AXA ADS represents the right to receive one AXA ordinary share.
(2)	Includes (i) 16,267 shares Mr. Buberl can acquire within 60 days under option plans, (ii) 296,223 unvested AXA performance shares and (iii) 4,527 units in AXA employee shareholding plans.
(3)	Includes (i) 99,800 shares Mr. Harlin can acquire within 60 days under option plans, (ii) 122,830 unvested AXA performance shares and (iii) 19,508 units in AXA employee shareholding plans.
(4)	Includes 4,361 shares Mr. de Oliveira can acquire within 60 days under option plans.
(5)	Includes (i) 48,486 shares Mr. Pearson can acquire within 60 days under option plans and (ii) 203,470 unvested AXA performance shares.
(6)	Includes (i) 63,994 shares Mr. Poupart-Lafarge can acquire within 60 days under option plans, (ii) 49,665 unvested AXA performance shares and (iii) 7,793 units in AXA employee shareholding plans.
(7)	Includes (i) 4,539 shares Ms. Silvent can acquire within 60 days under option plans, (ii) 35,164 unvested AXA performance shares and (iii) 240 units in AXA employee shareholding plans.
(8)	Includes (i) 57,268 shares Mr. Stansfield can acquire within 60 days under option plans, (ii) 157,049 unvested AXA performance shares and (iii) 20,337 units in AXA employee shareholding plans.
(9)	Includes 2,694 deferred stock units under The Equity Plan for Directors.
(10)	Includes (i) 25,019 shares Mr. Hattem can acquire within 60 days under option plans and (ii) 64,671 unvested AXA performance shares.
(11)	Includes (i) 36,807 shares Mr. Malmström can acquire within 60 days under option plans and (ii) 62,654 unvested AXA performance shares.
(12)	Includes 32,276 unvested AXA performance shares.
(13)	Includes (i) 356,541 shares the directors and executive officers as a group can acquire within 60 days under option plans, (ii) 1,024,002 unvested AXA performance shares and (iii) 52,405 units in AXA employee shareholding plans.

AB Holding Units and AB Units

	AllianceBernstein Holding L.P.			AllianceBernstein L.P.
Name of Beneficial Owner	Number of Units Owned(1)	Percent of Class (%)		Number of Units Owned(1)	Percent of Class (%)
Thomas Buberl	—	—		—	—
Gérald Harlin	—	—		—	—
Daniel G. Kaye	13,379		*	—	—
Ramon de Oliveira	13,379		*	—	—
Mark Pearson	—	—		—	—
Bertrand Poupart-Lafarge	—	—		—	—
Karima Silvent	—	—		—	—
George Stansfield	—	—		—	—
Charles G. T. Stonehill	—	—		—	—
Seth Bernstein(2)	164,706		*	—	—
Dave Hattem	—	—		—	—
Jeffrey Hurd	—	—		—	—
Anders Malmström	—	—		—	—
Brian Winikoff	—	—		—	—
All current directors and executive officers as a group (14 persons)	191,464		*	—	—
*	Number of units listed represents less than 1% of the units outstanding.
(1)	Excludes units beneficially owned by AXA and its subsidiaries.
(2)	Reflects 164,706 restricted AB Holding Units awarded to Mr. Bernstein pursuant to the CEO Employment Agreement that have not yet vested.

V. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the purposes of this section “Compensation of Directors and Executive Officers,” please refer to the following defined terms:

•	“AB” or “AllianceBernstein” means AB Holding and ABLP.
•	“AB Holding” means AllianceBernstein Holding L.P., a Delaware limited partnership.
•	“ABLP” means AllianceBernstein L.P., a Delaware limited partnership and the operating partnership for the AB business.
•	“AXA Equitable Life” means AXA Equitable Life Insurance Company, a New York corporation, a life insurance company and a wholly owned indirect subsidiary of Holdings.
•	“AXA Financial” means AXA Financial, Inc., a Delaware corporation and a wholly owned direct subsidiary of Holdings.
•	“Company” means AXA Equitable Holdings, Inc. and its consolidated subsidiaries, unless the context refers only to AXA Equitable Holdings, Inc. as a corporate entity.
•	“Holdings” means AXA Equitable Holdings, Inc. without its consolidated subsidiaries.
•	“IPO” means the initial public offering of Holdings’ common stock, completed on May 14, 2018.

Executive Compensation

INTRODUCTION

In 2017, Holdings was an indirect, wholly owned subsidiary of AXA and executive officers of AXA Equitable Life and the Chief Executive Officer of AB served as executive officers of Holdings. As a result, decisions regarding the 2017 compensation of the executive officers of AXA Equitable Life who were our named executive officers in 2017 (the “EQ Named Executive Officers”) were made by the AXA Equitable Life Board of Directors and its Organization and Compensation Committee with the input of AXA as discussed in greater detail below in “Compensation Discussion and Analysis—EQ Named Executive Officers.” Similarly, decisions regarding the 2017 compensation of the Chief Executive Officer of AB were made by the AB Board of Directors and its Compensation Committee with the input of AXA as discussed in greater detail below in “Compensation Discussion and Analysis—Mr. Bernstein.”

Following the IPO, the Compensation Committee of the Holdings board of directors (the “Compensation Committee”) determines the appropriate philosophy, objectives and design for our executive compensation program and the compensation of our executive officers. The committee has retained a compensation consultant to provide advice and support to the committee in the design and implementation of our executive compensation program, as it deems necessary or appropriate. For a description of the compensation plans that are provided to our executives following the IPO, please see “—Post-IPO Executive Compensation Information” below.

2017 NAMED EXECUTIVE OFFICERS

The following individuals are our 2017 Named Executive Officers:

•	Mark Pearson, President and Chief Executive Officer
•	Anders Malmström, Senior Executive Vice President and Chief Financial Officer
•	Brian Winikoff, Senior Executive Director and Head of U.S. Life, Retirement and Wealth Management of AXA Equitable Life
•	Dave Hattem, Senior Executive Vice President, General Counsel and Secretary
•	Seth Bernstein, Chief Executive Officer of AB
•	Gérald Harlin, Chairman of the Board and Chief Executive Officer (through November 6, 2017)

During 2017, all of the executive officers listed above other than Mr. Harlin were employees of AXA Equitable Life or AB and received no compensation directly from Holdings for services performed. Rather, their compensation was paid by AXA Equitable Life or AB. Accordingly, this Compensation Discussion and Analysis provides an overview of the philosophy, goals and principal components of AXA Equitable Life’s and AB’s 2017 executive compensation programs.

Mr. Harlin did not receive any compensation from Holdings or any of its subsidiaries for services performed for Holdings during 2017. Accordingly, none of the discussion that follows includes any information regarding Mr. Harlin and all references to our “Named Executive Officers” below relate solely to the other executive officers listed above.

The details of each Named Executive Officer’s compensation may be found in the Summary Compensation Table and other compensation tables included below.

Compensation Discussion and Analysis—EQ Named Executive Officers

Compensation Program Overview

Goal

The overriding goal of AXA Equitable Life’s 2017 executive compensation program was to attract, retain and motivate top-performing executive officers dedicated to the long-term financial and operational success of AXA Equitable Life, AXA Financial and AXA Financial Group’s retirement and protection related businesses (“AXA Financial R&P Operations”) as well as AXA. Accordingly, as further described below, the program incorporated metrics to measure that success.

Philosophy and Strategy

To achieve its goal, AXA Equitable Life’s 2017 executive compensation program was structured to foster a pay-for-performance management culture by:

•	providing total compensation opportunities competitive with the levels of total compensation available at the large diversified financial services companies with which the AXA Financial Group most directly competes in the marketplace;
•	making performance-based variable compensation the principal component of executive pay to drive superior performance by basing a significant portion of the executive officers’ financial success on the financial and operational success of AXA Financial R&P Operations and AXA;
•	setting performance objectives and targets for variable compensation arrangements that provided individual executives with the opportunity to earn above-median compensation by achieving above-target results;
•	establishing equity-based arrangements that aligned the executives’ financial interests with those of AXA by ensuring the executives had a material financial stake in the rising equity value of AXA and the business success of its affiliates; and
•	structuring compensation packages and outcomes to foster internal equity.

Compensation Components

To support this pay-for-performance strategy, AXA Equitable Life’s 2017 Total Compensation Program provided a mix of fixed and variable compensation components that based the majority of each executive’s compensation on the success of AXA Financial R&P Operations and AXA as well as an assessment of each executive’s overall contribution to that success.

The fixed and variable components provided a mix of cash and non-cash compensation and short-term and long-term incentive compensation awards. The particular mix of cash and non-cash and short-term and long-term compensation was based on market practice determined in accordance with AXA Equitable Life’s benchmarking practices described below in “—Use of Competitive Compensation Data.”

Fixed Component

The fixed compensation component of AXA Equitable Life’s 2017 Total Compensation Program, base salary, fell within the market median of the large diversified financial services companies that are the AXA Financial Group’s major competitors and was meant to fairly and competitively compensate executives for their positions and the scope of their responsibilities.

Variable Components

The variable compensation components of AXA Equitable Life’s 2017 Total Compensation Program, the short-term incentive compensation program and equity-based awards, gave executives the opportunity to receive compensation at the median of the market if they met various corporate and individual financial and operational goals and to receive compensation above the median if they exceeded their goals. The variable compensation components measured and rewarded performance with short-term and long-term focuses.

The short-term incentive compensation program focused executives on annual corporate and business unit goals that, when attained, drive AXA’s global success. It also served as the primary means for differentiating, recognizing and most directly rewarding individual executives for their personal achievements and leadership based on both qualitative and quantitative results.

Equity-based awards were structured to reward long-term value creation. AXA performance share awards granted in 2017 will vest after four years. AXA stock options awarded in 2017 were intended to focus executives on a longer time horizon. They were granted with vesting schedules of five years and terms of 10 years to effectively align a portion of each executive’s compensation with the long-term financial success of AXA. AXA Equitable Life granted these awards because it was confident that the direct alignment of the long-term interests of the executives with those of AXA, combined with the multi-year vesting and performance periods of its equity-based awards, would promote executive retention, focus executives on gearing their performances to long-term value-creation strategies and discourage excessive risk-taking.

How 2017 Compensation Decisions Were Made

Role of the AXA Board of Directors

The global framework governing the 2017 executive compensation policies for AXA and its U.S. subsidiaries, including AXA Equitable Life, were set and administered at the AXA level by AXA’s Board of Directors. The AXA Board of Directors (i) reviewed the compensation policies applicable to executives of AXA worldwide, which were then adapted to local law, conditions and practices by the boards of directors and compensation committees of AXA’s subsidiaries, (ii) reviewed and approved all AXA equity-based compensation programs prior to their implementation and (iii) approved individual grants of equity-based awards.

The Compensation and Governance Committee of the AXA Board of Directors reviews annually the compensation of members of the AXA Management Committee, including Mr. Pearson. The Compensation and Governance Committee also recommended to the AXA Board of Directors the amount of equity-based awards to be granted to the AXA Management Committee members in 2017. The Compensation and Governance Committee is exclusively composed of directors determined to be independent by the AXA Board of Directors in accordance with the criteria set forth in the Corporate Governance Code for French listed companies.

Role of the Organization and Compensation Committee of the Board of Directors of AXA Equitable Life

Within the global framework of executive compensation policies that AXA established, direct responsibility for overseeing the development and administration of the 2017 executive compensation program for AXA Equitable Life fell to the Organization and Compensation Committee of the AXA Equitable Life Board of Directors (the “EQ OCC”). The EQ OCC consisted of three members, all of whom were determined to be independent directors by the AXA Equitable Life Board of Directors under New York Stock Exchange standards as of February 15, 2018. In implementing AXA’s global compensation program at the entity level, the EQ OCC was aided by the Chief Executive Officer of AXA who, while not a formal member of the EQ OCC, is a member of the AXA Equitable Life Board of Directors and participated in the EQ OCC’s deliberations related to compensation issues and assists in ensuring coordination with AXA’s global compensation policies. The EQ OCC was terminated in May 2018.

The EQ OCC was primarily responsible for general oversight of compensation and compensation related matters, including reviewing new benefit plans, equity-based plans and the compensation practices of AXA Equitable Life to ensure they support AXA Equitable Life’s business strategy and meet the objectives set by AXA for its global compensation policy. Also, in accordance with New York Insurance Law, the EQ OCC was responsible for evaluating the performance of AXA Equitable Life’s principal officers and comparably paid employees (as determined under New York Insurance Law) and recommending their compensation, including their salaries and variable compensation, to the Board of Directors of AXA Equitable Life for its discussion and approval. As of February 15, 2018, Mr. Pearson, Mr. Malmström and Mr. Winikoff were principal officers and Mr. Hattem was a comparably paid employee.

The EQ OCC was also responsible for:

•	reviewing all other AXA Equitable Life senior executive compensation arrangements;
•	receiving reports on succession planning for AXA Equitable Life executive management;
•	supervising the policies relating to compensation of AXA Equitable Life officers and employees; and
•	reviewing and approving corporate goals and objectives included in variable compensation arrangements and evaluating AXA Equitable Life executive management performance in light of those goals and objectives.

Role of the Chief Executive Officer

As Chief Executive Officer of AXA Equitable Life, Mr. Pearson assisted the EQ OCC in its review of the 2017 total compensation of all the EQ Named Executive Officers except himself. Mr. Pearson provided the EQ OCC with his assessment of the performance of each EQ Named Executive Officer relative to the corporate and individual goals and other expectations set for the EQ Named Executive Officer for 2017. Based on these assessments, he then provided his recommendations for each EQ Named Executive Officer’s total compensation and the appropriate goals for each in 2018. However, the EQ OCC was not bound by his recommendations.

Other than the Chief Executive Officer, no Named Executive Officer played or will play a decision-making role in determining the 2017 compensation of any other Named Executive Officer.

Role of AXA Equitable Life Human Resources

AXA Equitable Life Human Resources supported the EQ OCC’s work on executive compensation matters and is responsible for many of the organizational and administrative tasks that underlie the compensation review and determination process and making presentations on various topics. Human Resources’ efforts in 2017 included, among other things:

•	evaluating the compensation data from peer groups, national executive pay surveys and other sources for the EQ Named Executive Officers and other officers as appropriate;
•	gathering and correlating performance ratings and reviews for individual executive officers, including the EQ Named Executive Officers;
•	reviewing executive compensation recommendations against appropriate market data and for internal consistency and equity; and
•	reporting to, and answering requests for information from, the EQ OCC.

Human Resources officers also coordinate and share information with their counterparts at AXA and provide input into AXA’s comprehensive review of the 2017 total compensation of AXA’s executives worldwide.

Role of Compensation Consultant

Towers Watson was retained by AXA Equitable Life to serve as an executive compensation consultant in 2017. Towers Watson provided various services, including advising AXA Equitable Life management on issues relating to AXA Equitable Life’s executive compensation practices and providing market information and analysis regarding the competitiveness of AXA Equitable Life’s Total Compensation Program.

During 2017, Towers Watson performed the following specific services for AXA Equitable Life management:

•	provided periodic updates on legal, accounting and other developments and trends affecting compensation and benefits generally and executive compensation specifically;
•	offered a competitive review of total compensation (including base salary, targeted and actual annual incentives, annualized value of long-term incentives, welfare and retirement benefits) against selected peer companies, covering specific groups of executive positions; and
•	assisted in analyzing general reports published by third-party national compensation consultants on corporate compensation and benefits.

Also, during 2016, Towers Watson prepared a comparative review of the total compensation of Mr. Pearson against that received by chief executive officers at peer companies that was used in determining his 2017 target compensation.

Although AXA Equitable Life management has full authority to approve all fees paid to Towers Watson, determine the nature and scope of its services, evaluate its performance and terminate its engagement, the EQ OCC reviewed the services to be provided by Towers Watson in 2017 as well as the related fees. The total amount of fees paid to Towers Watson by AXA Equitable Life in 2017 for executive compensation services was approximately $11,958. We may also pay fees to Towers Watson from time to time for actuarial or other services unrelated to our compensation programs. During 2017, these fees totaled $1,457,407. AXA and other AXA affiliates may also pay fees to Towers Watson for various services. Specifically, AXA pays fees for services in connection with its comprehensive review of executive officer compensation.

Use of Competitive Compensation Data

Because AXA Equitable Life competes most directly for executive talent with large diversified financial services companies, AXA Equitable Life regards it as essential to regularly review the competitiveness of its Total Compensation Program for its executives to ensure that they are provided compensation opportunities that compare favorably with the levels of total compensation offered to similarly situated executives by peer companies. A variety of sources of compensation information are used to benchmark the competitive market for AXA Equitable Life executives.

Primary Compensation Data Source

For all executives, AXA Equitable Life relies primarily on the Towers Watson U.S. Diversified Insurance Study of Executive Compensation (the “DIS”) for information to compare their total compensation to the total compensation reported for equivalent executive officer positions at peer companies. For the 2016 study (which was used in determining 2017 target compensation), the companies included:

Aflac	Lincoln Financial	Principal Financial Group
Allstate	Massachusetts Mutual	Prudential Financial
AXA Equitable Life	MetLife	Securian Financial Group
CIGNA	Nationwide	Thrivent Financial for Lutherans
CNO Financial	New York Life	TIAA-CREF
Genworth Financial	Northwestern Mutual	Transamerica
Guardian Life	OneAmerica Financial Partners	Unum Group
Hartford Financial Services	Pacific Life	Voya Financial Services
John Hancock	Phoenix Companies

Other Compensation Data Sources

The information in the DIS is supplemented with additional information from general surveys of corporate compensation and benefits published by various national compensation consulting firms. AXA Equitable Life also participates in surveys conducted by Mercer, McLagan Partners, Towers Watson and LOMA Executive Survey to benchmark both its executive and non-executive compensation programs.

All these information sources are employed to measure and compare actual pay levels not only on a total compensation basis but also by breaking down the Total Compensation Program component by component to review and compare specific compensation elements as well as the particular mixes of fixed versus variable, short-term versus long-term and cash versus equity-based compensation at peer companies. This information, as collected and reviewed by Human Resources, is submitted to the EQ OCC for review and discussion.

Pricing Philosophy

AXA Equitable Life’s compensation practices are designed with the aid of the market data to set the total target compensation of each executive at the median for total compensation with respect to the pay for comparable positions at peer companies. The analysis takes into account certain individual factors such as the specific characteristics and responsibilities of a particular executive’s position as compared to similarly situated executives at peer companies. Differences in the amounts of total compensation for the EQ Named Executive Officers in 2017 resulted chiefly from differences in each executive’s level of responsibilities, tenure, performance and appropriate benchmark data as well as general considerations of internal consistency and equity.

Components of The Total Rewards Program

AXA Equitable Life’s Total Rewards Program for executives in 2017 consisted of six components. These components included the three components of the Total Compensation Program (i.e., base salary, short-term incentive compensation and equity-based awards) as well as: (i) retirement, financial protection and other compensation and benefit programs, (ii) severance and change-in-control benefits and (iii) perquisites.

Base Salary

For executives, AXA Equitable Life believes that the primary purpose of base salary is to compensate the executives fairly based on the position held, the executive’s career experience, the scope of the position’s responsibilities and the executive’s own performance, all of which are reviewed with the aid of market survey data. Using this data, a 50th percentile pricing philosophy is maintained, comparing base salaries against the median for comparable salaries at peer companies, unless exceptional conditions require otherwise (for example, a base salary may include an additional amount in lieu of a housing or education allowance) or an executive’s experience and tenure warrant a lower initial salary with an adjustment to market over time. Once set, base salaries for executives are typically not increased, except to reflect a change in job responsibility, a sustained change in the market compensation for the position or a market adjustment for an executive whose initial base salary was set below the 50th percentile.

Mr. Pearson is the only EQ Named Executive Officer with an employment agreement. Under this agreement, Mr. Pearson’s employment will continue until he is age 65 unless the employment agreement is terminated earlier by either party on 30 days’ prior written notice. Mr. Pearson is entitled to a minimum rate of base salary of $1,225,000 per year, except that his rate of base salary may be decreased in the case of across-the-board salary reductions similarly affecting all AXA Equitable Life officers with the title of Executive Director or higher.

Other than Mr. Winikoff, none of the EQ Named Executive Officers received an increase in their annual rate of base salary in 2017. Mr. Winikoff received a salary increase of $40,000 to reflect the elimination of a fringe benefit. The amount of base salary earned by each EQ Named Executive Officer in 2017 was:

Named Executive Officer	Base Salary
Mr. Pearson	$1,250,114
Mr. Malmström	$658,228
Mr. Winikoff	$737,246
Mr. Hattem	$609,333

The base salaries earned by the EQ Named Executive Officers in 2017, 2016 and 2015 are reported in the Summary Compensation Table included below.

Short-Term Incentive Compensation Program

Variable cash awards were available in 2017 for executives under the AXA Equitable Life Short-Term Incentive Compensation Program (the “STIC Program”).

The purpose of the STIC Program is to:

•	align incentive awards with corporate strategic objectives and reward participants based on both company and individual performance;
•	enhance the performance assessment process with a focus on accountability;
•	establish greater compensation differentiation based on performance;
•	provide competitive total compensation opportunities; and
•	attract, motivate and retain top performers.

The STIC Program awards are typically paid in March of each year, following review of each participant’s performance and achievements over the course of the preceding fiscal year. Awards can vary from year to year, and differ by participant, depending primarily on the business and operational results of AXA Financial R&P Operations, as measured by the performance objectives under the STIC Program, as well as the participant’s individual contributions to those results. No individual is guaranteed any award under the STIC Program, except for certain limited guarantees for new hires.

Individual Targets

Initially, individual award targets of fixed dollar amounts are assigned to each STIC Program participant based on evaluations of competitive market data for his or her position. These individual award targets are reviewed each year and may be increased or decreased, but generally remain constant from year to year unless there has been a significant change in the level of the participant’s responsibilities or a proven and sustained change in the market compensation for the position.

Individual Payout Calculation

The amount of an EQ Named Executive Officer’s individual award under the 2017 STIC Program is determined by multiplying his STIC Program award target by a funding percentage based on the performance of both AXA and AXA Financial R&P Operations (the “Funding Percentage”) and by his “Individual Assessment Percentage” as further described below. The calculation is as follows:

Award Target * Funding Percentage * Individual Assessment Percentage = 2017 STIC Program Award

Funding Percentage—The Funding Percentage is determined by combining the individual performance percentages for AXA Financial R&P Operations and AXA which measure their performance against certain financial and other targets. For all of the EQ Named Executive Officers other than Mr. Pearson, the performance percentage for AXA Financial R&P Operations is weighted 90% and the performance percentage for AXA is weighted 10%. For Mr. Pearson, the performance percentage for AXA Financial R&P Operations is weighted 70% and the performance percentage for AXA is weighted 30%, reflecting his broader range of performance responsibilities within AXA worldwide as a member of the AXA Management Committee.

AXA Financial R&P Operations—To determine the performance percentage for AXA Financial R&P Operations, various performance objectives are established for AXA Financial R&P Operations, and a target is set for each one. Other than underlying earnings, each performance objective is separately subject to a 150% cap and a 50% cliff. For example, if a particular performance objective is weighted 15% for AXA Financial R&P Operations, 15% will be added to the overall performance percentage for AXA Financial R&P Operations if that target is met, regardless of AXA Financial R&P Operations’ performance on its other objectives. If the target for that performance objective is exceeded, the amount added to the overall performance percentage for AXA Financial R&P Operations will be increased up to a maximum of 22.5% (150% x 15%). If the target for the performance objective is not met, the amount added to the performance percentage will be decreased down to a threshold of 7.5% (50% x 15%). If performance is below the threshold for a performance objective, 0% will be added to AXA Financial R&P Operations’ overall performance percentage. Underlying earnings is subject to a 175% cap and 25% cliff, allowing for a wider range of results before hitting the cliff or cap. The performance objectives and targets are approved by the EQ OCC.

The following grid presents the targets and actual results for each of the performance objectives used to measure the performance of AXA Financial R&P Operations in 2017, along with their relative weightings. The performance objectives for AXA Financial R&P Operations and their relative weightings are standardized for AXA R&P companies in mature markets worldwide and, accordingly, are not measures calculated and presented in accordance with U.S. GAAP.

AXA Financial R&P Operations Performance Objectives	Weighting	Target(1)	Actual
Underlying Earnings(2)	25.0%	936	962
Gross Written Premiums(3)	20.0%	3,317	3,303
New Business Value(4)	20.0%	426	475
Gross Expenses(5)	20.0%	1,276	1,274
Net Promoter Score Gap(6)
Retirement	7.5%	13.8%	13.1%
Life	7.5%	6.5%	5.7%
(1)	All numbers other than those stated in percentages are in millions of U.S. dollars.
(2)	“Underlying earnings” means adjusted earnings excluding net capital gains or losses attributable to stockholders. “Adjusted earnings” means net income before the impact of exceptional and discontinued operations, certain integration and restructuring costs, goodwill and other related intangibles and profit or loss on financial assets accounted for under the fair value option and derivatives. Underlying earnings and adjusted earnings are measured using International Financial Reporting Standards (“IFRS”) since AXA uses IFRS as its principal method of accounting. Note that, in addition to the underlying earnings of AXA Financial R&P Operations, this performance objective also includes the underlying earnings of ACS Life (since it is managed by AXA Equitable Life personnel) and AXA Financial.
(3)	“Gross Written Premiums” means gross premiums (first-year premiums plus renewal premiums) for pure life insurance protection business.
(4)	“New Business Value” means the value of new contracts issued during 2017. It consists of the present value of future profits after the costs of acquiring the business, after allowing for the time value of financial options and guarantees and the cost of capital and non-financial risks. It is calculated net of tax.
(5)	“Gross Expenses” means the total operating expenses of AXA Financial and AXA Financial R&P Operations excluding deferred acquisition costs, commissions and restructuring/exception items. Operating expenses include compensation (including equity plans), benefits and other expenses necessary to manage the business.
(6)	“Net Promoter Score Gap” means the excess of the Net Promoter Score for our retirement and life insurance businesses over the average Net Promoter Score of seven main competitors. Net Promoter Score is an industry standard metric established by a leading management consulting firm and is determined based on customer surveys that classify customers as “promoters” or “detractors” based on their answer to a question asking how likely they are to recommend their current provider to friends or family on a scale of 0-10.

Since the performance objectives under the STIC Program are meant to cover only the key performance indicators for a year, there are generally no more than five objectives. The performance objectives and their relative weightings are determined based on AXA’s strategy and focus and they may change from year to year as different metrics may become more relevant. Underlying earnings is generally the most highly weighted performance objective, however, reflecting AXA’s belief that it is the strongest indicator of performance for a year.

Once set, the targets for each performance objective may not change during the course of the year except for exceptional circumstances, as determined by the AXA Management Committee. No adjustments will be made for large losses related to terrorist attacks or natural catastrophes or for market and regulatory changes.

AXA - AXA’s performance percentage is primarily based on underlying earnings per share (55%). Adjusted return on equity (15%), Gross Revenues-Protection and Health (15%) and customer experience tracking (15%) are also considered. For this purpose, “adjusted return on equity” means adjusted earnings (as defined above) divided by average stockholder’s equity excluding undated subordinated debt and other comprehensive income.

The following grid presents the targets and actual results for each of the performance objectives used to measure AXA’s performance in 2017.

	Target	Actual
Underlying Earnings Per Share	2.33 euro	2.40 euro
Adjusted Return on Equity	13.3%	14.5%
Gross Revenues – Protection and Health	49,946 million euro	49,907 million euro
Customer Experience Tracking	.9 – 2.9	1.4

Individual Assessment Percentage—An EQ Named Executive Officer’s Individual Assessment Percentage will be based on their individual performance and demonstrated leadership behaviors. As stated above, no participant is guaranteed his or her target award or any award under the STIC Program except for certain limited guarantees for new hires.

The EQ OCC reviewed the 2017 performance of each EQ Named Executive Officer as well as Management’s recommendations for each such EQ Named Executive Officer’s Individual Assessment Percentage and STIC Program award. Based on its subjective determination of each EQ Named Executive Officer’s performance, the EQ OCC made its recommendations as to the maximum STIC Program award for each EQ Named Executive Officer to the AXA Equitable Life Board of Directors. The AXA Equitable Life Board of Directors approved the final maximum award amounts for the EQ Named Executive Officers and delegated authority to the Chief Executive Officer of AXA to determine the final award amount for Mr. Pearson and to Mr. Pearson to determine the final award amounts for the other EQ Named Executive Officers.

In making its recommendations, the EQ OCC took into account the factors that it deemed relevant, including the accomplishments achieved in 2017 by the EQ Named Executive Officers and the Funding Percentage. Since the EQ Named Executive Officers are responsible for the success of each of AXA Equitable Life, AXA Financial and AXA Financial R&P Operations, the EQ OCC considered all related 2017 accomplishments. The EQ OCC also considered the EQ Named Executive Officers’ contributions to AXA worldwide. The accomplishments and contributions considered included:

Named Executive Officer	Accomplishments
Mark Pearson	•	Provided overall leadership for company strategy and activities related to the IPO.
	•	Delivered on key financial goals, including earnings and productivity savings while continuing to set strong tone at the top for disciplined risk management.
	•	Drove favorable outcomes regarding industry regulatory matters including federal taxation, the DOL Rule and capital adequacy through service on Board of Directors of American Council of Life Insurers.
	•	Restructured Management governance framework and implemented executive management changes, including addition of the Implementation Management Office to oversee investments and strategic projects.
•
Led company efforts to achieve customer satisfaction of 4.4 out of 5.0 across all business segments, resulting in the company’s receipt of the DALBAR Annuity Service Award in recognition of superior service for the seventh consecutive year.

•
Continued to build a culture of inclusion, professional excellence and continuous learning, resulting in external recognitions for consecutive years from the Great Place to Work Institute, Human Rights Campaign and the Disability Equality Index.

Anders Malmström	•
Provided leadership for Finance strategy and activities related to the IPO, including overseeing the preparation of historical and pro forma GAAP financials for Holdings and the development of non-GAAP reporting measures and serving as liaison to underwriters, ratings agencies and other external parties.

•
Supervised several key initiatives to enhance existing Finance practices, including the development of a new hedging strategy, economic model and risk framework and the creation of new investment income, expense and equity allocation methodologies to better reflect business performance.

	•	Played key role in company’s efforts related to regulatory initiatives such as tax reform and the NAIC reserve and capital framework as well as efforts related to closing significant regulatory exams.
•
Successfully led the strategic planning process in 2017, providing insight on margin and revenue streams for each business area, identifying mitigating actions to close the gap to targets and driving conversations with executive management and the Board of Directors.

Named Executive Officer	Accomplishments
Brian Winikoff	•	Drove strong 2017 sales performance, increasing year-over-year growth and outperforming budget and the industry in key markets.
	•	Created a clear business strategy and implemented focused plans and processes across all business areas, resulting in successful execution of key initiatives.
	•	Successfully implemented several executive management changes, including consolidation of business leader functions, addition of talent in key areas and enhanced alignment of business support areas.
•
Provided thought-leadership on short and long-term manufacturing and distribution strategies that will further improve sales and profitability while maintaining our position as a leader in key markets.

	•	Played a key role in leading the company’s and industry’s efforts through various regulatory changes, including cross-functional actions to prepare for the DOL Rule.
Dave Hattem	•
Provided leadership for the Law Department’s strategy and activities related to the IPO, including drafting of the registration statement and amendments, obtaining required regulatory approvals and analysis and implementation of related corporate restructuring.

•
Drove company strategy regarding significant regulatory proposals, including tax reform, the DOL Rule and the NAIC and NYDFS cyber initiatives and, as appropriate, developed compliance programs to comport with new rules (particularly the DOL Rule).

	•	Provided leadership on the company strategy related to the NYDFS Quinquennial and other regulatory examinations, none of which resulted in any significant adverse findings or enforcement proceedings.
•
Oversaw the creation of the Financial Intelligence Unit within the Law Department, combining the Financial Crimes Office responsible for our anti-money laundering, anti-bribery and sanctions programs and the Financial Security Office responsible for the detection and prevention of external fraud, while providing leadership for the Law Department’s efficiencies efforts and relocation of positions strategy.

	•	Served as key advisor to Mr. Pearson regarding the IPO and other strategic initiatives and Management Committee, corporate governance and Board matters.

No specific weight was assigned to any particular factor and all were evaluated in the aggregate to arrive at the recommended STIC Program award for each of the Named Executive Officers. Mr. Malmström and Mr. Hattem each received a percentage of their STIC Program award target that was greater than the Funding Percentage while Mr. Winikoff received a percentage of his STIC Program award target that was less than the Funding Percentage. Mr. Pearson received a STIC Program award equal to approximately 119% of his STIC Program award target.

The following table reflects the 2017 STIC Program award targets and actual STIC Program awards for the EQ Named Executive Officers:

Named Executive Officer	Target Award	Actual Award
Mr. Pearson	$2,128,400	$2,526,000
Mr. Malmström	$800,000	$1,047,248
Mr. Winikoff	$900,000	$936,729
Mr. Hattem	$650,000	$788,119

The STIC Program awards and bonuses earned by the EQ Named Executive Officers in 2017, 2016 and 2015 are reported in the Summary Compensation Table included below.

Equity-Based Awards

The purpose of equity-based awards granted to AXA Equitable Life’s executives in 2017 and prior years was to:

•	align strategic interests of award recipients with those of AXA;
•	provide competitive total compensation opportunities;
•	focus on achievement of long-term strategic business objectives; and
•	attract, motivate and retain top performers.

In 2017 and prior years, annual equity-based awards for executives were available under the umbrella of AXA’s global equity program. Equity-based awards were also granted from time to time to executives outside of AXA’s global equity program as part of a sign-on package or as a retention vehicle. The value of the equity-based awards granted in 2017 and prior years was linked to the performance of AXA’s stock. Prior to the IPO, neither Holdings nor AXA Equitable Life sponsored any equity-based award programs. Following the IPO, Holdings has granted and will continue to grant equity-based awards under the AXA Equitable Holdings, Inc. 2018 Omnibus Incentive Plan, as described below under the heading “Post-IPO Compensation Plans”—“Omnibus Equity Plan.”

Annual Awards Process

Annual equity-based awards granted under AXA’s global equity program in 2017 and prior years were subject to the oversight of the AXA Board of Directors, which approved all annual equity programs prior to their implementation and all individual grants. The AXA Board of Directors also set the size of the equity pool each year. The pools were allocated annually among AXA affiliates based on each affiliate’s contribution to AXA’s financial results during the preceding year and with consideration for specific local needs (e.g., market competitiveness, consistency with local practices, group development).

The AXA Board of Directors set the mix of equity-based awards for individual grants, which was standardized through AXA worldwide. Since 2004, there was a decreasing reliance on AXA stock options in equity-based awards. For example, in 2017, equity grants were awarded entirely in AXA performance shares, except for a group of approximately 150 senior executives (including the EQ Named Executive Officers) who continued to receive a portion of their grant in AXA stock options.

Each year, the EQ OCC submitted recommendations to the AXA Board of Directors with respect to annual equity-based awards for executives, taking into account the available equity pool allocation and based on a review of each executive’s potential future contributions, consideration of the importance of retaining the executive in his or her current position and a review of competitive market data relating to equity-based awards for similar positions at peer companies, as described above in the section entitled, “—Use of Competitive Compensation Data.” The AXA Board of Directors approved the individual grants as it deemed appropriate.

Individual Targets

Individual equity-based award targets were initially assigned to each EQ Named Executive Officer other than Mr. Pearson based on evaluations of competitive market data for his position. These individual award targets are reviewed each year and may increase or decrease, but generally remain constant from year to year unless there is a significant change in the level of the EQ Named Executive Officer’s responsibilities or a proven and sustained change in the market compensation for the position. For Mr. Pearson, his equity-based award target was based on his actual award for the prior year.

2017 Annual Award Grants

Each EQ Named Executive Officer received an equity-based award grant on June 21, 2017. These grants involved a mix of two components: (1) AXA stock options granted under the AXA Stock Option Plan for AXA Financial Employees and Associates (the “AXA Stock Option Plan”) and (2) AXA performance shares granted under the 2017 AXA International Performance Shares Plan (the “2017 AXA Performance Shares Plan”).

The awards to the EQ Named Executive Officers were granted using U.S. dollar values. The U.S. dollar values for the EQ Named Executive Officers were allocated between AXA stock options and AXA performance shares in accordance with the mix determined by the AXA Board of Directors. For this purpose, the value of the AXA stock options and AXA performance shares granted were determined using a Black-Scholes pricing methodology which was based on assumptions which differ from the assumptions used in determining an option’s or performance share’s grant date fair value reflected in the Summary Compensation Table which is based on FASB ASC Topic 718.

The amounts granted to the EQ Named Executive Officers were as follows:

Named Executive Officer	AXA Stock Options	AXA Performance Shares
Mr. Pearson	170,004	97,144
Mr. Malmström	53,162	30,377
Mr. Winikoff	56,483	32,276
Mr. Hattem	53,162	30,377

2017 Stock Option Award Grants

The AXA stock options granted to the EQ Named Executive Officers on June 21, 2017 have a 10-year term and a vesting schedule of five years, with one-third of the grant vesting on each of the third, fourth and fifth anniversaries of the grant, provided that the last third will vest on June 21, 2022 only if the AXA ordinary share performs at least as well as the Stoxx Insurance Index (“SXIP Index”) over a specified period of at least three years. This performance condition applies to all of Mr. Pearson’s AXA stock options. The exercise price for the AXA stock options is 23.92 euro, which was the average of the closing prices for the AXA ordinary share on Euronext Paris SA over the 20 trading days immediately preceding June 21, 2017.

In the event of an EQ Named Executive Officer’s retirement, the AXA stock options continue to vest and may be exercised until the end of the term, except in the case of misconduct. Accordingly, since Mr. Hattem and Mr. Pearson are currently eligible to retire, these stock options will not be forfeited due to any service condition.

2017 Performance Share Award Grants

An AXA performance share is a “phantom” share of AXA stock that, once earned and vested, provides the right to receive an AXA ordinary share at the time of payment. Performance shares are granted unearned. Under the 2017 AXA Performance Shares Plan, the number of shares that is earned will be determined at the end of a three-year performance period, starting on January 1, 2017 and ending on December 31, 2019, by multiplying the number of shares granted by a performance percentage that is determined as described below. If no dividend is proposed for payment by the AXA Board of Directors to AXA’s stockholders for 2017 and/or 2018 and/or 2019, the performance percentage for the grant will be divided in half. The AXA performance shares granted to the EQ Named Executive Officers on June 21, 2017 have a cliff vesting schedule of four years.

The performance percentage for the 2017 AXA Performance Shares Plan initially will be determined based: (a) 40% on AXA’s performance with respect to adjusted earnings per share, (b) 50% on AXA Financial R&P Operations’ performance with respect to adjusted earnings and underlying earnings (each weighted 50%) and (c) 10% on AXA’s score on the DJSI World, a Dow Jones sustainability index which tracks the performance of the world’s sustainability leaders. A positive or negative adjustment of 5% will then be made to the performance percentage based on AXA’s relative performance against a selection of its peers with respect to total stockholder return. The components of the performance percentage and their targets were determined by the AXA Board of Directors based on their review of AXA’s strategic objectives, market practices and regulatory changes.

Generally, if performance targets are met, 100% of the AXA performance shares initially granted will be earned. Performance that exceeds the targets results in increases in the number of shares earned, subject to a cap of 130% of the initial number of shares. Performance that falls short of targets results in a decrease in the number of shares earned with a possible forfeiture of all shares. Since AXA uses IFRS as its principal method of accounting, AXA’s adjusted earnings per share and AXA Financial R&P Operations’ adjusted earnings and underlying earnings are calculated using IFRS. Accordingly, they are not measures calculated and presented in accordance with U.S. GAAP.

The settlement of 2017 AXA performance shares will be made in AXA ordinary shares on June 21, 2021. In the case of retirement, a participant is treated as if he or she continued employment until the settlement date. Accordingly, Mr. Hattem and Mr. Pearson will still receive a payout under the 2017 AXA Performance Shares Plan if they choose to retire prior to the end of the vesting period.

Detailed information on the AXA stock option and AXA performance share grants for each of the EQ Named Executive Officers in 2017 is reported in the 2017 Grants of Plan-Based Awards Table included below.

2017 Payouts from Prior Year Awards

In 2017, certain EQ Named Executive Officers received a payout under the 2014 AXA International Performance Shares Plan (the “2014 AXA Performance Shares Plan”). Under the 2014 AXA Performance Shares Plan, 50% of the AXA performance shares granted to a participant had a cliff vesting schedule of three years (first tranche) and the remaining 50% had a cliff vesting schedule of four years (second tranche).

The number of AXA performance shares earned was determined for the first tranche at the end of a two-year performance period starting on January 1, 2014 and ending on December 31, 2015 and for the second tranche at the end of a three-year performance period starting on January 1, 2014 and ending on December 31, 2016, by multiplying the number of AXA performance shares granted for the applicable tranche by a performance percentage determined based on the performance of AXA Group and AXA Financial R&P Operations over the applicable performance period. The performance percentage for the first tranche was 123.77% and the performance percentage for the second tranche was 122.92%.

Detailed information on the payouts of 2014 AXA performance shares in 2017 is reported in the 2017 Option Exercises and Stock Vested Table included below.

Other Compensation and Benefit Programs

AXA Equitable Life believes that a comprehensive benefits program which offers long-term financial support and security for all employees plays a critical role in attracting and retaining high caliber executives.

Accordingly, all AXA Equitable Life employees, including executives, are offered a benefits program that includes group health and disability coverage, group life insurance and various deferred compensation and retirement benefits. In addition, AXA Equitable Life offers certain benefit programs for executives that are not available to non-executive employees. The overall program is periodically reviewed to ensure that the benefits it provides continue to serve business objectives and remain cost-effective and competitive with the programs offered by large diversified financial services companies.

Qualified Retirement Plans

AXA Equitable Life believes that qualified retirement plans encourage long-term service. Accordingly, the following qualified retirement plans are offered to eligible employees, including executives:

AXA Equitable 401(k) Plan (the “401(k) Plan”)

AXA Equitable Life sponsors the 401(k) Plan, a tax-qualified defined contribution plan, for its eligible employees, including executive officers. Eligible employees may contribute to the 401(k) Plan on a before tax, after-tax, or Roth 401(k) basis (or any combination of the foregoing), up to plan and tax law limits. The 401(k) Plan also provides participants with the opportunity to earn a discretionary profit sharing contribution and a company contribution. The discretionary profit sharing contribution for a calendar year is based on company performance for that year and ranges from 0% to 4% of annual eligible compensation (subject to tax law limits). Any contribution for a calendar year is expected to be made in the first quarter of the following year. A profit sharing contribution of 1% of annual eligible compensation was made for the 2017 plan year. The company contribution for a calendar year is based on the following formula and is subject to tax law limits: (i) 2.5% of eligible compensation up to the Social Security Wage Base ($127,200 in 2017) plus, (ii) 5.0% of eligible compensation in excess of the Social Security Wage Base, up to the qualified plan compensation limit ($270,000 in 2017). All of the EQ Named Executive Officers were eligible to participate in the 401(k) Plan for 2017.

AXA Equitable Retirement Plan (the “Retirement Plan”)

AXA Equitable Life sponsors the Retirement Plan, a tax-qualified defined benefit plan for eligible employees which was frozen effective December 31, 2013. The Retirement Plan provides for retirement benefits upon reaching age sixty-five and has provisions for early retirement, death benefits and benefits upon termination of employment for vested participants. It has a three-year cliff-vesting schedule. Mr. Pearson and Mr. Hattem participated in the plan prior to its freeze.

Prior to its freeze, the Retirement Plan provided a cash balance benefit whereby AXA Equitable Life established a notional account in the name of each Retirement Plan participant. The notional account was credited with deemed pay credits equal to 5% of eligible compensation up to the Social Security Wage Base plus 10% of eligible compensation above the Social Security Wage Base up to the qualified plan compensation limit. These notional accounts continue to be credited with deemed interest credits.

For certain grandfathered participants, the Retirement Plan provides benefits under a traditional defined benefit formula based on final average pay, estimated Social Security benefits and years of service. None of the Named Executive Officers are grandfathered participants.

Excess Plans

AXA Equitable Life believes that excess plans are an important component of competitive market-based compensation in both its peer group and generally. Accordingly, the following excess plan benefits are offered to eligible AXA Equitable Life employees, including executives:

Excess 401(k) Contributions

AXA Equitable Life provides excess 401(k) contributions for participants in the 401(k) Plan with eligible compensation in excess of the qualified plan compensation limit. These contributions are equal to 10% of the participant’s (i) eligible compensation in excess of the qualified plan compensation limit and (ii) voluntary deferrals to the AXA Equitable Life Post-2004 Variable Deferred Compensation Plan for Executives for the applicable year, and are made to accounts established for participants under the AXA Equitable Life Post-2004 Variable Deferred Compensation Plan for Executives. All the EQ Named Executive Officers were eligible to receive excess 401(k) contributions in 2017.

AXA Equitable Excess Retirement Plan (the “Excess Plan”)

AXA Equitable Life sponsors the Excess Plan, a nonqualified defined benefit plan for eligible employees which was frozen effective December 31, 2013. Prior to its freeze, the Excess Plan allowed eligible employees, including Mr. Pearson and Mr. Hattem, to earn retirement benefits in excess of what was permitted under the Code with respect to the Retirement Plan. Specifically, the Excess Plan permitted participants to accrue and be paid benefits that they would have earned and been paid under the Retirement Plan but for certain Code limits.

Voluntary Non-Qualified Deferred Compensation Plans

AXA Equitable Life believes that compensation deferral is a cost-effective method of enhancing the savings of executives. Accordingly, AXA Equitable Life sponsors the following plans:

The AXA Equitable Post-2004 Variable Deferred Compensation Plan for Executives (the “Post-2004 Plan”)

AXA Equitable Life sponsors the Post-2004 Plan which allows eligible employees to defer the receipt of certain compensation, including base salary and STIC Program awards. The amount deferred is credited to a bookkeeping account established in the participant’s name and participants may choose from a range of nominal investments according to which their accounts rise or decline. Participants annually elect the amount they want to defer, the date on which payment of their deferrals will begin and the form of payment. In addition, as mentioned above, excess 401(k) contributions are made to accounts established for eligible employees under the Post-2004 Plan. All of the EQ Named Executive Officers were eligible to participate in the Post-2004 Plan for 2017.

The AXA Equitable Variable Deferred Compensation Plan for Executives (the “VDCP”)

The VDCP is the predecessor plan to the Post-2004 Plan. Like the Post-2004 Plan, it allowed eligible employees to defer the receipt of compensation. To preserve its grandfathering from the provisions of Internal Revenue Code Section 409A (“Section 409A”), the VDCP was frozen in 2004 so that no amounts earned or vested after 2004 may be deferred under the VDCP. Section 409A imposes stringent requirements which covered nonqualified deferred compensation arrangements must meet to avoid the imposition of additional taxes, including a 20% additional income tax, on the amounts deferred under the arrangements. Mr. Hattem participated in the VDCP prior to its freeze in 2004.

Financial Protection

The AXA Equitable Executive Survivor Benefits Plan (the “ESB Plan”)

AXA Equitable Life sponsors the ESB Plan which offers financial protection to a participant’s family in the case of his or her death. Eligible employees may choose up to four levels of coverage and the form of benefit to be paid at each level. Each level provides a benefit equal to one times the participant’s eligible compensation and offers different coverage choices. Generally, the participant can choose between a life insurance death benefit and a deferred compensation benefit payable upon death at each level. All of the EQ Named Executive Officers were eligible to participate in the ESB Plan for 2017.

For additional information on 401(k) Plan benefits and excess 401(k) contributions for the Named Executive Officers as well as amounts voluntarily deferred by Mr. Hattem under the Post-2004 Plan and the VDCP, see the Summary Compensation Table and Nonqualified Deferred Compensation Table included below. For additional information on Retirement Plan, Excess Plan and ESB Plan benefits for the EQ Named Executive Officers, see the Pension Benefits Table included below.

Severance and Change in Control Benefits

AXA Equitable Life maintains severance pay arrangements to provide temporary income and other severance benefits to all employees following an involuntary termination of employment. Executive officers, including the EQ Named Executive Officers other than Mr. Pearson, are also eligible for additional severance benefits as described below. In addition, AXA Equitable Life offers certain limited change in control benefits to provide a moderate level of protection to employees to help reduce anxiety that may accompany a change in control.

The AXA Equitable Severance Benefit Plan (the “Severance Plan”)

AXA Equitable Life sponsors the Severance Plan to provide severance benefits to eligible employees whose jobs are eliminated for specific defined reasons. The Severance Plan generally bases temporary income payments to eligible employees on length of service or base salary. Payments are capped at the lesser of 52 weeks of base salary and $300,000. To obtain benefits under the Severance Plan, participants must execute a general release and waiver of claims against AXA Equitable Life and affiliates. For executive officers, the general release and waiver of claims typically includes non-competition and non-solicitation provisions.

The AXA Equitable Supplemental Severance Plan for Executives (the “Supplemental Severance Plan”)

AXA Equitable Life sponsors the Supplemental Severance Plan for officers at the level of Executive Director or above. The Supplemental Severance Plan is intended solely to supplement, and is not duplicative of, any severance benefits for which an executive may be eligible under the Severance Plan. The Supplemental Severance Plan in effect during 2017 provides that eligible executives will receive, among other benefits:

•	Temporary income payments equal to 52 weeks’ of base salary, reduced by any temporary income payments for which the executive may be eligible under the Severance Plan;
•	Additional temporary income payments equal to the greater of:
○	The most recent short-term incentive compensation award paid to the executive;
○	The average of the three most recent short-term incentive compensation awards paid to the executive; and
○	The annual target short-term incentive compensation award for the executive for the year in which he or she receives notice of job elimination;

•	An additional year of participation in the ESB Plan; and
•	A lump sum payment equal to the sum of: (a) the executive’s short-term incentive compensation for the year in which the executive receives notice of job elimination, pro-rated based on the number of the executive’s full calendar months of service in that year and (b) $40,000.

We amended the Supplemental Severance Plan in connection with the IPO, as described below under the heading “—Post-IPO Compensation Plans—The Supplemental Severance Plan.”

Mr. Pearson’s Employment Agreement

Mr. Pearson waived the right to receive any benefits under the Severance Plan or the Supplemental Severance Plan. Rather, his employment agreement provides that, if his employment is terminated by AXA Equitable Life prior to his attaining age 65 other than for cause or death, or Mr. Pearson resigns for “good reason,” Mr. Pearson will be entitled to certain severance benefits, including (i) severance pay equal to the sum of two years of salary and two times the greatest of: (a) Mr. Pearson’s most recent bonus, (b) the average of Mr. Pearson’s last three bonuses and (c) Mr. Pearson’s target bonus for the year in which termination occurred, (ii) a pro-rated bonus at target for the year of termination and (iii) a lump sum cash payment equal to the additional employer contributions that Mr. Pearson would have received under the 401(k) Plan and its related excess plan for the year of his termination if those plans provided employer contributions on his severance pay and all of his severance pay was paid in that year.

For this purpose, “good reason” includes an assignment of duties materially inconsistent with Mr. Pearson’s duties or authority or a material limitation of Mr. Pearson’s powers, the removal of Mr. Pearson from his positions, AXA Equitable Life requiring Mr. Pearson to be based at an office more than 75 miles from New York City, a diminution of Mr. Pearson’s titles, a material failure by the company to comply with the agreement’s compensation provisions, a failure of the company to secure a written assumption of the agreement by any successor company and a change in control of AXA Financial (provided that Mr. Pearson delivers notice of termination within 180 days after the change in control). The severance benefits are contingent upon Mr. Pearson releasing all claims against AXA Equitable Life and its affiliates and his entitlement to severance pay will be discontinued if he provides services for a competitor. Also, in the event of a termination of Mr. Pearson’s employment by AXA Equitable Life without cause or Mr. Pearson’s resignation due to a change in control, Mr. Pearson’s severance benefits will cease after one year if certain performance conditions are not met for each of the two consecutive fiscal years immediately preceding the year of termination.

Mr. Winikoff’s Severance Arrangement

Mr. Winikoff’s severance arrangement with the company provides that, if Mr. Winikoff’s employment is terminated by the company without “cause” or by Mr. Winikoff for “good reason”:

•	any outstanding RSUs granted to Mr. Winikoff would immediately vest and be paid out in cash on their otherwise applicable payment dates and
•	he would be eligible to receive a payment equal to (i) two times the sum of his annual base salary plus his STIC Program award target for the year in which his employment is terminated, reduced by (ii) any severance pay for which he may be otherwise eligible under the Severance Plan or the Supplemental Severance Plan. This payment would be contingent on all other terms and conditions of the Severance Plan and Supplemental Severance Plan, including the execution of a general release and waiver of claims against AXA Equitable Life and affiliates.

For this purpose, “good reason” includes: (a) relocation of his position to a work site that is more than 35 miles away from 1290 Avenue of the Americas, New York City, (b) a material reduction in his compensation (other than in connection with, and substantially proportionate to, reductions by the company of the compensation of other similarly situated senior executives), (c) a material diminution in his duties, authority or responsibilities and (d) a material change in the lines of reporting such that he no longer reports to the company’s President and Chief Executive Officer.

“Cause” is defined in Mr. Winikoff’s severance arrangement as: (i) failure or refusal to perform his duties or responsibilities, which failure is not cured within 30 days written notice, (ii) gross negligence or misconduct, which gross negligence or misconduct has caused harm or damage to the business, affairs or reputation of AXA

Equitable Life or any of its affiliates, (iii) commission of, conviction of, or plea of nolo contedere to, any crime involving moral turpitude or any felony or (iv) breach of the non-solicitation obligations in his severance arrangement, which breach is not cured within 10 days written notice. Pursuant to his severance arrangement, Mr. Winikoff is subject to a one-year post-termination employee non-solicitation covenant.

Change in Control Benefits

Change in control benefits are provided for stock options granted under the Stock Option Plan. Under that plan, if there is a change in control of AXA Financial, all stock options will become immediately exercisable for their term regardless of the otherwise applicable exercise schedule.

Change in control benefits are not provided for performance shares granted under the AXA Performance Share Plan. Although participants forfeit all of their performance shares upon a change in control, a change in control will not be deemed to occur for purposes of the Performance Share Plan unless AXA ceases to own at least 10% of the capital or voting rights of Holdings.

Mr. Pearson’s employment agreement also provides for change in control benefits as described above in “—Mr. Pearson’s Employment Agreement.”

None of the change in control provisions above were triggered by the IPO or will be triggered by this offering.

For additional information on severance and change in control benefits for the Named Executive Officers as of December 31, 2017, see “—Potential Payments Upon Termination of Change in Control” below.

Perquisites

Executive officers receive limited perquisites. Specifically, executive officers may use a car and driver for personal purposes from time to time and may occasionally bring spouses and guests on certain flights otherwise being taken for business reasons. Also, financial planning and tax preparation services are provided to help ensure their peace of mind so that they are not unnecessarily distracted from focusing on the company’s business.

Pursuant to his employment agreement, Mr. Pearson is entitled to unlimited personal use of a car and driver, two business class trips to the United Kingdom per year with his spouse, expatriate tax services, a company car for his personal use, excess liability insurance coverage and repatriation costs.

The incremental costs of perquisites for the EQ Named Executive Officers during 2017 are included in the column entitled “All Other Compensation” in the Summary Compensation Table included below.

Other Compensation Policies

Clawbacks

In the event an individual’s employment is terminated for cause, all AXA stock options granted under the AXA Stock Option Plan held by the individual are forfeited as of the date of termination. In addition, if an individual retires and induces others to leave the employment of an AXA affiliate, misuses confidential information learned while in the employ of an AXA affiliate or otherwise acts in a manner that is substantially detrimental to the business or reputation of any AXA affiliate, all outstanding stock options held by the individual will be forfeited. Following the IPO, Holdings implemented a clawback and forfeiture policy, as described below under “Post-IPO Compensation Policies—Clawbacks.”

Share Ownership Policy

In 2017, Holdings did not have any stock ownership guidelines. Any executives who are subject to AXA’s stock ownership policy as members of AXA’s Management Committee are required to meet AXA’s requirements for holding AXA stock. Those requirements are expressed as a multiple of base salary, with members of AXA’s Management Committee (such as Mr. Pearson) required to hold the equivalent of their base salary multiplied by two. Holdings implemented a stock ownership policy for members of Holdings’ Management Committee and Chief Accounting Officer following the IPO, as described below under “Post-IPO Compensation Policies—Stock Ownership.”

Derivatives Trading and Hedging Policies

The AXA Financial Group’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance to it. To preserve this reputation, all employees of the AXA Financial Group, including executive officers, are subject to the AXA Financial Insider Trading Policy. This policy prohibits, among other items, all short sales of securities of AXA and its publicly-traded subsidiaries (including AB Holding) and any hedging of equity compensation awards (including stock option, performance share or similar awards) or the securities underlying those awards. Members of AXA’s Management Committee must pre-clear with the AXA General Counsel any derivatives transactions with respect to AXA securities and/or the securities of other AXA publicly-traded subsidiaries. Following the IPO, Holdings adopted an insider trading policy prohibiting employees and directors of Holdings from engaging in hedging or pledging with respect to securities of Holdings or its subsidiaries.

Impact of Accounting and Tax Rules

Code Section 162(m) limits tax deductions relating to executive compensation of certain executives of publicly held companies. For taxable years ended prior to the IPO, neither Holdings nor any of its subsidiaries, including AXA Equitable Life, were deemed to be publicly held for purposes of Code Section 162(m). Accordingly, these limitations were not applicable to the executive compensation program described above and were not taken into consideration in making compensation decisions. For 2018 and future years, our Compensation Committee will review and consider the deductibility of executive compensation under Internal Revenue Code Section 162(m), taking into account the changes to Code Section 162(m) effective for taxable years after 2017. However, in light of these changes, it is expected that our Compensation Committee will authorize compensation payments that are not deductible for federal income tax purposes when the committee believes that such payments are appropriate to attract, retain and incentivize executive talent.

AXA Equitable Life’s nonqualified deferred compensation arrangements that are subject to Section 409A are designed to comply with the requirements of Section 409A to avoid additional income taxes.

Accounting and other tax impacts not discussed above are also considered in the design of equity-based award programs.

COMPENSATION DISCUSSION AND ANALYSIS – MR. BERNSTEIN

Compensation Program Overview

The intellectual capital of its employees is collectively the most important asset of AB. AB invests in people—its hires qualified people, trains them, encourages them to give their best thinking to the firm and its clients, and compensates them in a manner designed to motivate, reward and retain them while aligning their interests with the interests of holders of AB Holding Units and AB Units (collectively, the “Unitholders”).

AB structures its executive compensation programs with the intent of enhancing firm-wide and individual performance and Unitholder value.

AB is also focused on ensuring that its compensation practices are competitive with industry peers and provide sufficient potential for wealth creation for its executives and employees generally, which AB believes will enable it to meet the following key compensation goals:

•	attract, motivate and retain highly-qualified executive talent;
•	reward prior year performance;
•	incentivize future performance;
•	recognize and support outstanding individual performance and behaviors that demonstrate and foster AB’s culture of “Relentless Ingenuity,” which includes the core competencies of relentlessness, ingeniousness, collaboration and accountability; and
•	align its executives’ long-term interests with those of Unitholders and clients.

Compensation Elements

AB utilizes a variety of compensation elements to achieve the goals described above, consisting of base salary, annual short-term incentive compensation awards (cash bonuses), a long-term incentive compensation award program, a defined contribution plan and certain other benefits, each of which are discussed below.

Base Salaries

Base salaries comprise a relatively small portion of the total compensation of AB’s executives. AB considers individual experience, responsibilities and tenure with the firm when determining the narrow range of base salaries paid to its executives.

Annual Short-Term Incentive Compensation Awards (Cash Bonuses)

AB provides executives with annual short-term incentive compensation awards in the form of cash bonuses.

AB believes that annual cash bonuses, which generally reflect individual performance and the firm’s current year financial performance, provide a short-term retention mechanism for executives because such bonuses typically are paid during the last week of the year.

Long-Term Incentive Compensation Awards

A substantial portion of long-term incentive compensation awards for executives generally is denominated in restricted AB Holding Units. AB uses this structure to align its executives’ long-term interests directly with the interests of Unitholders and indirectly with the interests of clients, as strong performance for clients generally contributes directly to increases in assets under management and improved financial performance for the firm.

AB believes that annual long-term incentive compensation awards provide a long-term retention mechanism for executives because such awards generally vest ratably over four years.

An award recipient who resigns or is terminated without cause continues to vest in the recipient’s long-term incentive compensation award if the award recipient complies with certain agreements and restrictive covenants set forth in the applicable award agreement, including restrictions on competition, restrictions on employee and client solicitation, and a claw-back for failing to follow existing risk management policies. As such, for accounting purposes, there is no employee service requirement and awards are fully expensed when granted. As used in this Executive Compensation section, “vest” refers to the time at which the awards are no longer subject to forfeiture for breach of these restrictions or risk management policies, which we discuss further below in “Consideration of Risk Matters in Determining Compensation.”

Prior to vesting, distributions of the restricted AB Holding Units underlying an award are not permitted. Upon vesting, the AB Holding Units underlying an award are distributed unless the award recipient has, in advance, voluntarily elected to defer receipt to future periods. Quarterly cash distributions on vested and unvested restricted AB Holding Units are paid to award recipients when paid to Unitholders generally.

Defined Contribution Plan

U.S. employees of AB, including Mr. Bernstein, are eligible to participate in the Profit Sharing Plan for Employees of AB (as amended and restated as of January 1, 2015 and as further amended as of January 1, 2017, the “Profit Sharing Plan”), a tax-qualified retirement plan. The Compensation Committee of the AB Board of Directors (the “AB Compensation Committee”) determines the amount of company contributions (both the level of annual matching by the firm of an employee’s pre-tax salary deferral contributions and the annual company profit sharing contribution, if any).

For 2017, the AB Compensation Committee determined that employee deferral contributions would be matched on a dollar-for-dollar basis up to 5% of eligible compensation and that there would be no profit sharing contribution.

Other Benefits

AB pays the premiums associated with life insurance policies purchased on behalf of its executives.

Overview of Mr. Bernstein’s Compensation

On May 1, 2017, Mr. Bernstein, the General Partner and AB entered into an agreement (the “SB Employment Agreement”) pursuant to which Mr. Bernstein is serving as AB’s President and CEO until May 1, 2020, provided that the term of employment shall automatically extend for one additional year on May 1, 2020 and each anniversary thereafter, unless the SB Employment Agreement is terminated in accordance with its terms (“Employment Term”).

The terms of the SB Employment Agreement were the result of arm’s length negotiations between Mr. Bernstein and senior executives at AXA, AB’s parent company and majority Unitholder. The AB Board of Directors then approved the CEO Employment Agreement after having considered, among other things, the compensation package provided to Mr. Bernstein’s predecessor, the 2016 and 2017 compensation of AB’s other executive officers and Mr. Bernstein’s compensation at his former employer.

Compensation Elements

Base Salary

Mr. Bernstein’s annual base salary under the CEO Employment Agreement is $500,000. This amount is consistent with AB’s policy to keep base salaries of executives and other highly-compensated employees low in relation to total compensation. Any future increase to Mr. Bernstein’s base salary is entirely in the discretion of the AB Compensation Committee.

Cash Bonus

Under the SB Employment Agreement, Mr. Bernstein was entitled to, and received, a cash bonus of $3,000,000 in 2017. During each subsequent year of the Employment Term, he is entitled to be paid a cash bonus at a target level of $3,000,000, subject to review and increase from time to time by the AB Compensation Committee, in its sole discretion.

Restricted AB Holding Units

On May 16, 2017, in connection with the commencement of Mr. Bernstein’s employment, Mr. Bernstein was granted restricted AB Holding Units with a grant date fair value of $3,500,003, or 164,706 restricted AB Holding Units (“SB Sign-On Grant”) which, subject to accelerated vesting upon circumstances described in the SB Employment Agreement, vest ratably on each of the first four anniversaries of May 1, 2017, commencing May 1, 2018, provided, with respect to each installment, Mr. Bernstein continues to be employed by AB on the vesting date. Also, subject to accelerated delivery of the SB Sign-On Grant upon circumstances described in the SB Employment Agreement, the entire SB Sign-On Grant, minus any AB Holding Units withheld to cover applicable taxes, will be delivered to Mr. Bernstein as promptly as possible after May 1, 2021. Mr. Bernstein will receive the cash distributions payable with respect to the unvested portion of the SB Sign-On Grant and the vested but undelivered portion of the SB Sign-On Grant on the same basis as cash distributions are paid to AB Holding Unitholders generally.

Commencing in 2018 and during the remainder of the Employment Term, Mr. Bernstein will be eligible to receive annual equity awards with a grant date fair value of $3,500,000, subject to review and increase from time to time by the AB Compensation Committee in its sole discretion, in accordance with AB’s compensation practices and policies generally applicable to the firm’s executives as in effect from time to time.

A substantial portion of Mr. Bernstein’s 2017 compensation consists of, and his annual compensation throughout the Employment Term will continue to substantially consist of, restricted AB Holding Unit awards. Accordingly, his long-term interests are, and will continue to be, aligned directly with the interests of Unitholders and indirectly with the interests of clients. In this connection, strong performance for clients generally contributes directly to increases in assets under management and improved financial performance for the firm.

Perquisites and Benefits

Under the SB Employment Agreement, Mr. Bernstein is eligible to participate in all benefit plans available to executives and for his safety and accessibility, a company car and driver for personal and business use.

Severance and Change in Control Benefits

The SB Employment Agreement contains severance and change-in-control provisions which are highlighted below and also described in detail under the heading “Potential Payments upon Termination or Change in Control.” We believe that these severance and change-in-control provisions assist in retaining Mr. Bernstein and in the event of a change in control, provide protection to Mr. Bernstein so he is not distracted by personal or financial situations at a time when AB needs him to remain focused on his responsibilities.

If Mr. Bernstein is terminated without cause or resigns for good reason and he signs and does not revoke a waiver and release of claims, he will receive the following:

•	a cash payment equal to the sum of (a) his current base salary and (b) bonus opportunity amount;
•	a pro rata bonus based on actual performance for the fiscal year in which the termination occurs;
•	immediate vesting of any outstanding equity awards;
•	delivery of AB Holding Units in respect of the SB Sign-On Grant (subject to any withholding requirements);
•	monthly payments equal to the cost of COBRA coverage for the COBRA coverage period; and
•	following the COBRA coverage period, access to participation in AB’s medical plans as in effect from time to time at Mr. Bernstein’s (or his spouse’s) sole expense.

If during the 12 months following a change in control, Mr. Bernstein is terminated without cause or resigns for good reason, in addition to the amounts described above, he will receive a cash payment equal to three times the sum of (a) his current base salary and (b) bonus opportunity amount (provided that if the change in control occurs on or after May 1, 2018, the sum is multiplied by two).

In the event of a change in control or in the event that Mr. Bernstein’s employment is terminated because the SB Employment Agreement is not renewed (other than for cause), his SB Sign-On Grant will immediately vest and AB Holding Units in respect of any such award will be delivered by AB to him.

In the event any payments constitute “golden parachute payments” within the meaning of Section 280G of the Code and would be subject to an excise tax imposed by Section 4999, such payments will be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Bernstein receiving a higher net-after tax amount than he would receive absent such reduction. If a change in control occurs prior to January 1, 2020, to the extent that payments to Mr. Bernstein would be subject to the excise tax under Section 4999 of the Code, Mr. Bernstein will be entitled to a gross-up payment to ensure that he will retain an amount equal to the excise tax imposed upon the payments, but if the payments do not exceed 110% of the statutory limit imposed by Section 280G of the Code, the payments will be reduced to the maximum amount that does not result in the imposition of such excise tax.

Mr. Bernstein is subject to a confidentiality provision, in addition to covenants with respect to noncompetition during his employment and six months thereafter and non-solicitation of customers and employees for twelve months following his termination of employment.

A change in control is defined as, among other things:

•	AXA Financial and its majority-owned subsidiaries ceasing to control the election of a majority of the AB Board of Directors; or
•	AB Holding, or any successor thereto, ceasing to be a publicly traded entity.

Mr. Bernstein negotiated the severance and change-in-control provisions to have the security and flexibility to focus on the business and preserve the value of his long-term incentive compensation. The AB Board of Directors and AXA determined that these provisions were reasonable and appropriate because they were necessary to recruit and retain Mr. Bernstein and provided Mr. Bernstein with effective incentives for future performance. The AB Board of Directors and AXA determined to limit the applicability of the excise tax gross-up provision since the application of the excise tax is more burdensome on newly hired employees.

The AB Board of Directors and AXA also concluded that the change-in-control and termination provisions in the SB Employment Agreement fit within AB’s overall compensation objectives because these provisions, which align with AB’s goal of providing its executives with effective incentives for future performance, also:

•	permitted AB to recruit and retain a highly-qualified CEO;
•	aligned Mr. Bernstein’s long-term interests with those of AB’s Unitholders and clients;
•	were consistent with AXA’s and the AB Board of Directors’ expectations with respect to the manner in which AB and AB Holding would be operated during Mr. Bernstein’s tenure; and
•	were consistent with the AB Board of Directors’ expectations that Mr. Bernstein would not be terminated without cause and that no steps would be taken that would provide him with the ability to terminate the agreement for good reason.

The AB Compensation Committee

The AB Compensation Committee has general oversight of compensation and compensation-related matters, including:

•	determining cash bonuses;
•	determining contributions and awards under incentive plans or other compensation arrangements (whether qualified or non-qualified) for employees of AB and its subsidiaries, and amending or terminating such plans or arrangements or any welfare benefit plan or arrangement or making recommendations to the AB Board of Directors with respect to adopting any new incentive compensation plan, including equity-based plans; and
•	reviewing and approving the compensation of the CEO, evaluating his performance, and determining and approving his compensation level based on this evaluation.

Other Compensation-Related Matters

Code Section 162(m) is not applicable to either AB or AB Holding.

POST-IPO EXECUTIVE COMPENSATION INFORMATION

Post-IPO Compensation Philosophy

Executives Employed by AXA Equitable Life

We implemented a comprehensive executive compensation program for AXA Equitable Life executives following the IPO with core principles consistent with the philosophy of AXA Equitable Life’s 2017 executive compensation program. Specifically, our overriding goal is to attract, retain and motivate top performers. To achieve our goal, we foster a pay-for-performance management culture by:

•	providing total target compensation opportunities competitive with the median total compensation available at our primary competitors;
•	making performance-based variable compensation the principal component of executive compensation;
•	setting performance objectives and targets for variable compensation that provide the opportunity to earn above-median compensation by achieving above-target results and that result in below-median compensation for below-target results;
•	establishing equity-based arrangements that ensure a financial stake in the equity value of the Company; and
•	structuring compensation packages and outcomes to foster internal equity.

The primary differences between our executive compensation program following the IPO and AXA Equitable Life’s 2017 executive compensation program are driven by our desire to ensure our executives are fully aligned to the success of Holdings. This includes establishing:

•	performance objectives for variable compensation that reflect the most critical business objectives driving Holdings’ long-term sustainable growth (rather than AXA’s strategy and focus);

•	equity-based arrangements that ensure a financial stake in the equity value of Holdings (rather than AXA); and
•	ownership requirements for executives based on Holdings’ common stock.

We design our plans and policies in accordance with U.S. best practices.

Executives Employed by AB

The compensation of Mr. Bernstein and other executives who are employed by AB continues to be governed by the philosophy, goals and principal components of AB’s executive compensation programs as determined by the AB Board of Directors and the AB Compensation Committee.

Post-IPO Compensation Plans

Short-Term Incentive Compensation Plan

Prior to the IPO, we adopted the AXA Equitable Holdings, Inc. Short-Term Incentive Compensation Plan (the “STIC Plan”). The STIC Plan allows the Compensation Committee or the Board to establish performance goals and other terms and conditions applicable to annual incentive awards for our employees. Awards under the STIC Plan are payable in cash, shares of our common stock or stock-based awards in any form available under our equity incentive plan, or a combination thereof. We may cancel, reduce or require an employee to forfeit any awards granted under the STIC Plan or require an employee to reimburse and disgorge to us any amounts received pursuant to awards granted under the STIC Plan, to the extent permitted or required by applicable law, regulation or policy in effect on or after the effective date of the STIC Plan.

Omnibus Equity Plan

Our board of directors and our stockholders have approved the AXA Equitable Holdings, Inc. 2018 Omnibus Incentive Plan, or the “Omnibus Incentive Plan,” which was effective on May 8, 2018, pursuant to which we make grants of long-term equity incentive compensation to our directors, officers, employees and financial professionals. Awards under the Omnibus Incentive Plan may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights, or “SARs”; dividend equivalents; and other stock-based awards. The Holdings Compensation Committee serves as administrator of the Plan (the “Administrator”).

The Supplemental Severance Plan

Prior to the IPO, we amended and restated the Supplemental Severance Plan to provide benefits for officers at the level of Managing Director or above. As amended, the Supplemental Severance Plan provides that an executive whose job is eliminated unrelated to a change in control is eligible to receive, among other benefits:

•	temporary income payments equal to 52 weeks’ of base salary, reduced by any temporary income payments for which the executive may be eligible under the Severance Plan, provided that members of Holdings’ Management Committee will receive 78 weeks’ of base salary;
•	additional temporary income payments equal to 1.0 times the executive’s bonus (or 1.5 times in the case of a member of Holdings’ Management Committee). For this purpose, the executive’s bonus will be equal to the greatest of:
○	the most recent short-term incentive compensation award paid to the executive;
○	the average of the three most recent short-term incentive compensation awards paid to the executive; and
○	the annual target short-term incentive compensation award for the executive for the year in which he or she receives notice of job elimination;
•	a lump sum payment equal to the sum of: (a) the executive’s short-term incentive compensation for the year in which the executive receives notice of job elimination, pro-rated based on the number of the executive’s full calendar months of service in that year and (b) $40,000; and

•	in the event that the executive receives notice that the executive’s job will be eliminated on any date occurring during the period beginning on January 1 of a calendar year and ending on the date on which short-term incentive compensation awards are paid under the STIC Plan for the prior calendar year, a lump sum payment equal to his or her annual target short-term incentive compensation for the prior year.

In the event of a job elimination related to a change in control, members of Holdings’ Management Committee and certain other key executives are eligible to receive 104 weeks’ of base salary and 2 times their bonus as defined above. A job elimination is deemed to be “related to a change in control” only if it occurs within 12 months after a change in control. For this purpose, the term “job elimination” includes certain voluntary terminations of employment by an executive for “good reason,” which includes:

•	a material diminution of the executive’s duties, authority or responsibilities;
•	a material reduction in the executive’s base compensation (other than in connection with, and substantially proportionate to, reductions by the company of the compensation of other similarly situated senior executives); and
•	a material change in the geographic location of the executive’s position.

For a voluntary termination of employment for “good reason” to be treated as an involuntary termination, the executive must give notice of the existence of the “good reason” condition within 90 days of its initial existence and the Company must not remedy the condition within 30 days of the notice.

The Supplemental Severance Plan continues to supplement, and not be duplicative of, any severance benefits for which an executive may be eligible under the Severance Plan. All provisions of the Severance Plan continue to apply to the Supplemental Severance Plan, including the requirement to execute a general release and waiver of claims. As amended, the Supplemental Severance Plan requires the general release and waiver of claims to include non-competition and non-solicitation provisions.

2018 Short-Term Incentive Compensation Program and Equity-Based Awards

STIC Program

The EQ Named Executive Officers are eligible for an award under the 2018 program under the STIC Plan (the “2018 STIC Program”). The 2018 STIC Program differs from prior programs by:

•	determining funding based solely on the performance of the Company against its targets, rather than a mix of its performance and AXA’s performance; and
•	incorporating performance objectives that reflect the Company’s key performance indicators, rather than objectives based on AXA’s strategy and focus.

The potential funding percentage for the 2018 STIC Program can range from 0% to 200% of target, consistent with peer payout ranges.

Performance objectives and weightings for the 2018 STIC Program are as follows:

Performance Objective	Weighting
Non-GAAP Operating Earnings	50%
Premiums and Flows	25%
Strategic Goals	25%

For this purpose, the “strategic goals” category will focus on the milestones needed to ensure that the Company transitions successfully to a standalone entity such as General Account optimization, IT systems implementations, position relocations and key staffing.

Transaction Incentive Awards

At the time of the IPO, we granted one-time equity-based awards (“Transaction Incentive Awards”) to the Named Executive Officers and certain other employees under the Omnibus Equity Incentive Plan. Each Named Executive Officer received an award value as listed in the table below.

Named Executive Officer	Award Value
Mark Pearson	$3,700,000
Anders Malmström	$1,480,000
Brian Winikoff	$740,000
Dave Hattem	$1,480,000
Seth Bernstein	$740,000

All Transaction Incentive Awards were paid in the form of restricted stock units linked to the value of Holdings’ common stock to further align the interests of our Named Executive Officers with those of our stockholders. The amount of the restricted stock units granted to each Named Executive Officer was determined by dividing the Named Executive Officer’s award value by the IPO price.

Fifty percent of each Named Executive Officer’s restricted stock units will vest based on continued service (the “Service Units’) and fifty percent will vest based on the performance of the Holdings share price (“Performance Units”) as follows:

Type of Units	Vesting Requirements
Service Units	50% of the Service Units will vest on November 14, 2018; 25% of the Service Units will vest on May 10, 2019; and 25% of the Service Units will vest on May 10, 2020.
Performance Units
Condition #1 - if, prior to May 14, 2020, the average closing price of the Holdings’ share for thirty consecutive days is at least equal to 130% of the IPO price, all Performance Units will immediately vest;

Condition #2 - if Condition #1 is not met but, prior to May 14, 2023, the average closing price of the Holdings’ share for thirty consecutive days is at least equal to 150% of the IPO price, all Performance Units will immediately vest; and

Condition #3 - if neither Condition #1 or Condition #2 is met, fifty percent of the Performance Units will vest on May 14, 2023. The remaining 50% of the Performance Units will be forfeited.

Unvested restricted stock units will be forfeited upon termination of employment, except as follows:

Termination Type	Retention
Involuntary Termination (without cause)
A pro-rated portion of the Performance Units based on the participant’s full months of service completed during the five-year period from the date of grant will continue to vest subject to the performance criteria. All other units will be forfeited.

Death	All restricted stock units will be immediately vested.
Disability	All restricted stock units will continue to vest as if the individual continued employment.
Other	All restricted stock units will be forfeited.

Other Equity-Based Awards

Each of the EQ Named Executive Officers also received an equity-based award in 2018 linked to Holdings’ common stock as follows.

Named Executive Officer	Value of Award
Mr. Pearson	$3,850,000
Mr. Malmström	$1,500,000
Mr. Winikoff	$850,000
Mr. Hattem	$1,000,000

The award consisted of three components: (a) Holdings performance shares (50%), (b) Holdings stock options (25%) and (c) Holdings restricted stock units (25%).

To determine the amount of Holdings restricted stock units granted to each EQ Named Executive Officer, the applicable percentage of his total award value was divided by the fair market value of the Holdings’ stock on the grant date. To determine the amount of Holdings stock options granted to each EQ Named Executive Officer, 25% of his total award value was divided by the value of a Holdings stock option on the grant date which was determined using a Black-Scholes pricing methodology based on assumptions which may differ from the assumptions used in determining the option’s grant date fair value based on FASB ASC Topic 718.

The Holdings stock options and restricted stock units will each vest ratably over three years while the Holdings performance shares grants will cliff vest after three years. Holdings performance shares were granted unearned and will be earned over the vesting period based on the Company’s performance against performance objectives based on Relative Total Shareholder Return and Non-GAAP Operating ROE.

Both Holdings performance shares and restricted stock units will receive dividend equivalents with the same vesting schedule as the related shares or units.

2018 Compensation Adjustments and Executive Officer Separation

The following compensation adjustments apply for Mr. Pearson, Mr. Malmström and Mr. Hattem, effective May 14, 2018:

Mr. Pearson	Equity-based award target increased from $2,350,000 to $3,850,000

Mr. Malmström	Salary increase from $660,000 to $710,000
STIC Program award target increased from $800,000 to $1,000,000
Equity-based award target increased from $800,000 to $1,500,000

Mr. Hattem	Salary increase from $609,000 to $700,000
STIC Program award target increased from $650,000 to $750,000
Equity-based award target increased from $750,000 to $1,000,000

On August 13, 2018, Holdings entered into a Confidential Separation Agreement and General Release with Mr. Winikoff pursuant to which Mr. Winikoff will continue his employment through December 31, 2018, upon which he will resign as Senior Vice President and Head of U.S. Life, Retirement and Wealth Management. Following his separation and in exchange for executing another separation agreement and general release, Mr. Winikoff will be eligible to receive the severance benefits provided in the Severance Plan, the Supplemental Severance Plan and Mr. Winikoff’s offer letter, as described herein, as well as an additional payment of $296,415.

Post-IPO Compensation Policies

Clawbacks

Our clawback and forfeiture policy provides that:

•	if the Company is required to prepare an accounting restatement of its financial results due to material noncompliance of the Company with any financial reporting requirement under the securities laws caused by the fraud, misconduct or gross negligence of a current or former executive officer, the Company will use reasonable efforts to recover any incentive compensation paid to the executive officer that would not have been paid if the financial results had been properly reported; and
•	if a current or former executive officer commits fraudulent or other wrongful conduct that causes the Company or its business financial or reputational harm, the Company may seek recovery of performance-based compensation with respect to the period of misconduct.

For this purpose, an “executive officer” includes any officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Currently, this includes the members of Holdings’ Management Committee (“MC Members”) and our Chief Accounting Officer.

Stock Ownership

Our stock ownership policy for the MC Members is as follows:

Executive	Requirement
Holdings’ Chief Executive Officer	6 x base salary
Other MC Members	3 x base salary

For purposes of determining whether the requirements are met, the following are taken into account:

•	Holdings common stock;
•	AB Holding units
•	Restricted Holdings common stock or AB Holdings Units and
•	Restricted stock units linked to Holdings common stock or AB Holding Units that are subject only to service requirements.

The executives are required to retain 75% of any net shares (shares after the payment of taxes and the costs of exercise and commissions for stock options) received as compensation until the applicable requirement is met. Once an executive satisfies the stock ownership guidelines, the executive will not be deemed to have fallen out of compliance solely by reason of a decline in the value of the Holdings common stock or AB Holding units.

Hedging and Pledging

Our insider trading policy prohibits all employees and directors of the Company from engaging in hedging or pledging with respect to securities of Holdings or its subsidiaries.

Treatment of Outstanding AXA Equity-Based Awards

All of the EQ Named Executive Officer’s outstanding equity-based awards linked to AXA’s stock remain subject to their original terms and conditions following the IPO.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board did not maintain a compensation committee in 2017 and it did not deliberate regarding executive officer compensation in 2017. During 2017 none of our executive officers served as: (a) a member of the compensation committee of any entity for which a member of our Board served as an executive officer or (b) a director of another entity, an executive officer of which serves as a member of the Board.

CONSIDERATION OF RISK MATTERS IN DETERMINING COMPENSATION

Holdings has considered whether the compensation practices of its subsidiaries are reasonably likely to have a material adverse effect on Holdings and determined that they do not. When conducting the analysis, Holdings considered that AXA Equitable Life’s programs have a number of features that contribute to prudent decision-making and avoid an incentive to take excessive risk. The overall design and metrics of AXA Equitable Life’s incentive compensation program effectively balance performance over time, considering both company earnings and individual results with multi-year vesting and performance periods. AXA Equitable Life’s short-term incentive program further mitigates risk by permitting discretionary adjustments for both funding and granting purposes. Holdings also considered that AXA Equitable Life’s general risk management controls, oversight of programs, award review and governance processes preclude decision-makers from taking excessive risk to achieve targets under the compensation plans.

Holdings also considered that a substantial portion of each long-term incentive compensation award granted to an eligible employee of AB is denominated in AB Holding Units that are not delivered until subsequent years, so the ultimate value that the employee derives from the award depends on the long-term performance of the firm. Denominating a substantial portion of the award in restricted AB Holding Units and deferring their delivery sensitizes employees to risk outcomes and discourages them from taking excessive risks that could lead to a decrease in the value of the AB Holding Units. Furthermore, generally all outstanding long-term incentive compensation awards include a provision permitting AB to “claw-back” the unvested portion of an employee’s long-term incentive compensation award if the AB Compensation Committee determines that (i) the employee failed to follow existing risk management policies and (ii) as a result of the employee’s failure, there has been or reasonably could be expected to be a material adverse impact on AB or the employee’s business unit.

SUMMARY COMPENSATION TABLE

The following table presents the total compensation of our Named Executive Officers for services performed for us for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, except that no information is provided for years prior to 2016 for Mr. Winikoff or for years prior to 2017 for Mr. Bernstein since they were not Named Executive Officers in those years.

The amounts listed in this table as well as all other executive compensation tables reflect all payments made to the EQ Named Executive Officers by AXA Equitable Life even though a portion of these costs may have been reimbursed by certain affiliates pursuant to various service agreements. The total compensation reported in the following table includes items such as salary and non-equity incentive compensation as well as the grant date fair value of equity-based compensation. The equity-based compensation may never become payable or may end up with a value that is substantially different from the value reported here. The amounts in the Total column do not represent “Total Compensation” as described in the Compensation Discussion and Analysis.

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non- Equity Incentive Compen- sation(5)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(6)	All Other Compen- sation(7)	Total
Mark Pearson President and Chief Executive Officer	2017	$1,250,114		$2,067,378	$341,280	$2,526,000	$1,017,919	$370,237	$7,572,928
	2016	$1,250,744		$2,010,449	$382,419	$2,164,000	$393,441	$389,201	$6,590,254
	2015	$1,250,744		$1,681,267	$261,309	$2,341,000		$573,100	$6,107,420
Anders Malmström Senior Executive Vice President and Chief Financial Officer	2017	$658,228		$526,564	$106,722	$1,047,248	$180,070	$330,539	$2,849,371
	2016	$658,228		$496,993	$116,089	$850,000	$280,596	$172,895	$2,574,801
	2015	$658,228		$350,014	$61,295	$940,000	$22,125	$165,337	$2,196,999
Brian Winikoff Senior Executive Director and Head of U.S. Life, Retirement and Wealth Management for AXA Equitable Life	2017	$737,246		$559,481	$113,389	$936,729	$52,726	$168,155	$2,567,726
	2016	$332,950		$1,599,925		$900,000		$20,054	$2,852,929
Dave Hattem Senior Executive Vice President, General Counsel and Secretary	2017	$609,333		$646,471	$106,722	$788,119	$578,537	$155,009	$2,884,191
	2016	$599,893		$648,443	$123,348	$750,000	$238,250	$134,224	$2,494,158
	2015	$551,331	$47,596	$429,728	$66,791	$720,000	$16,467	$159,859	$1,991,772
Seth Bernstein Chief Executive Officer of AllianceBernstein Corporation	2017	$334,615	$3,000,000	$3,500,003				$148,274	$6,982,892
Gérald Harlin Chairman of the Board and Chief Executive Officer	2017
(1)	For the EQ named executive officers, the amounts in this column reflect actual salary paid in each year. Mr. Bernstein’s annual base salary is $500,000. The salary figure in the table is prorated based on his hire date (May 1, 2017).
(2)	No bonuses were paid to the EQ Named Executive Officers in 2017, 2016 or 2015 except that Mr. Hattem was paid a bonus in May 2015 to compensate him for the loss of AXA stock options due to regulatory and other constraints prohibiting his exercise. Mr. Bernstein was paid a bonus in 2017 consistent with the SB Employment Agreement.
(3)	For Mr. Winikoff, this column reflects the grant date fair value of his sign-on restricted stock unit (“RSU”) grant in 2016. For Mr. Bernstein, this column reflects the grant date fair value of the SB Sign-On Grant. Otherwise, the amounts reported in this column represent the aggregate grant date fair value of AXA performance shares awarded in each year in accordance with FASB ASC Topic 718, and the assumptions made in calculating them can be found in note 13 of the notes to Holdings’ consolidated financial statements for the year ended December 31, 2017. The AXA performance share grants were valued at target which represents the probable outcome at grant date. A maximum payout for the AXA performance share grants, valued at the grant date fair value, would result in values of:
	2017	2016	2015
Mr. Pearson	$2,687,592	$2,613,584	$2,185,653
Mr. Malmström	$684,533	$646,091	$455,027
Mr. Winikoff	$727,326
Mr. Hattem	$840,412	$842,976	$558,656

The 2017 AXA performance share grants, Mr. Winikoff’s sign-on RSU grant and the AB Sign-On Grant are described in more detail below in “—Executive Compensation—Supplemental Information for Summary Compensation and Grants of Plan-Based Awards Tables.”

(4)	The amounts reported in this column represent the aggregate grant date fair value of AXA stock options awarded in each year in accordance with FASB ASC Topic 718, and the assumptions made in calculating them can be found in note 13 of the notes to Holdings’ consolidated financial statements for the year ended December 31, 2017. The 2017 AXA stock option grants are described in more detail below in “—Supplemental Information for Summary Compensation and Grants of Plan-Based Awards Tables.”
(5)	For the EQ Named Executive Officers, the amounts reported for 2017 are the awards paid in March 2018 to each of the Named Executive Officers based on their 2017 performance. The amounts reported for 2016 are the awards paid in February 2017 to each of the Named Executive Officers based on their 2016 performance. The amounts reported for 2015 are the awards paid in February 2016 to each of the Named Executive Officers based on their 2015 performance.
(6)	The amounts reported represent the increase in the actuarial present value of accumulated pension benefits for the Named Executive Officer. The Named Executive Officers did not have any above-market earnings on non-qualified deferred compensation in 2017, 2016 or 2015. For more information regarding the pension benefits for each Named Executive Officer, see the Pension Benefits as of December 31, 2017 Table below.

(7)	The following table provides additional details for the compensation information found in the All Other Compensation column.

2017 ALL OTHER COMPENSATION TABLE

Name		Auto (a)	Excess Liability Insurance (b)	Financial Advice (c)	401k Plan Contributions (d)	Excess 401(k) Contributions (e)	Other Perquisites/ Benefits (f)	TOTAL
Mark Pearson	2017	$10,246	$8,161	$24,546	$13,020	314,264	—	$370,237
	2016	$11,469	$8,110	$24,220	12,938	332,464	—	$389,201
	2015	$17,874	$8,110	$34,610	16,913	342,264	153,329	$573,100
Anders Malmström	2017	$—	$—	$28,484	$13,020	123,823	$165,212	$330,539
	2016	$333		$25,980	12,938	133,323	$321	$172,895
	2015	$839		$29,190	16,913	109,323	$9,072	$165,337
Brian Winikoff	2017	$—		$17,791	$13,020	136,725	$619	$168,155
	2016	$—	$—	$—	12,938	6,795	$321	20,054
	2015
Dave Hattem	2017	$—	$—	$15,000	$13,020	118,809	$8,180	$155,009
	2016	$51		$—	12,938	114,487	$6,748	134,224
	2015	$6,157		$17,524	16,913	109,558	$9,707	159,859
Seth Bernstein	2017	$146,845					$1,429	$148,274
	2016
	2015
a.	Pursuant to his employment agreement, Mr. Pearson is entitled to the business and personal use of a dedicated car and driver. The personal use of this vehicle for 2017 was valued based on a formula considering the annual lease value of the vehicle, the compensation of the driver and the cost of fuel. Pursuant to his employment agreement, Mr. Bernstein is entitled to a car and driver for his business and personal purposes and this column includes auto lease costs ($10,493) and driver compensation and other auto-related expenses ($136,352).
b.	AXA Equitable Life pays the premiums for excess liability insurance coverage for Mr. Pearson pursuant to his employment agreement. The amounts in this column reflect the actual amount of the premiums paid for each year.
c.	AXA Equitable Life pays for financial planning and tax preparation services for each of the EQ Named Executive Officers. The amounts in this column reflect the actual amounts paid to the service provider for each year.
d.	This column includes the amount of company contributions received by each EQ Named Executive Officer under the 401(k) Plan for 2017.
e.	This column includes the amount of any excess 401(k) contributions made by AXA Equitable Life to the Post-2004 Plan for each EQ Named Executive Officer.
f.	This column includes for 2017:
Mr. Malmström	$157,783 – relocation expense of $100,000 and related tax gross-up of $57,783
$7,429 – costs related to having a guest accompany him to company events
Mr. Winikoff	$577 – cost related to having a guest accompany him to a company event
$41 – refund of health insurance premium
Mr. Hattem	$8,042 – costs related to having a guest accompany him to company events
Mr. Bernstein	$1,429 – life insurance premiums
(8)	Mr. Harlin served as the Chairman of the Board and Chief Executive Officer of Holdings during 2017. Mr. Harlin received no compensation from the Company for his services rendered to Holdings during 2017. Mr. Harlin resigned as Chairman of the Board and Chief Executive Officer of Holdings on November 6, 2017.

2017 GRANTS OF PLAN-BASED AWARDS

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. This table includes both equity and non-equity awards granted during 2017. No equity awards in respect of Holdings stock were granted in 2017.

2017 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards(6)
Name	Grant Date	OCC Approval Date (1)	Threshold ($)	Target ($)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Mark Pearson			$0	$2,128,400	n/a
	06/21/17	02/15/17				0	170,004	170,004			$26.69	$26.80	$341,280
	06/21/17	02/15/17				0	97,144	126,287					$2,067,378
Anders Malmström			$0	$800,000	n/a
	06/21/17	02/15/17					17,720	17,720		35,442	$26.69	$26.80	$106,722
	06/21/17	02/15/17					30,377	39,490					$526,564
Brian Winikoff			$0	$900,000	n/a
	06/21/17	02/15/17				0	18,827	18,827		37,656	$26.69	$26.80	$113,389
	06/21/17	02/15/17				0	32,276	41,959					$559,481
Dave Hattem			$0	$650,000	n/a
	06/21/17	02/15/17				0	17,720	17,720		35,442	$26.69	$26.80	$106,722
	06/21/17	02/15/17				0	30,377	39,490					$646,471
Seth Bernstein
	05/16/17								164,706				$3,500,003
(1)	For the EQ Named Executive Officers, this column reports the date on which the EQ OCC approved its recommendation of the grants to the AXA Board of Directors.
(2)	For the EQ Named Executive Officers, the target column shows the target award for 2017 under the STIC Program assuming the plan was 100% funded. There is no minimum or maximum award for any participant in this plan. The actual 2017 awards paid to the EQ Named Executive Officers are listed in the Non-Equity Incentive Compensation column of the Summary Compensation Table.
(3)	The second row for each EQ Named Executive Officer shows the AXA stock options granted under the AXA Stock Option Plan on June 21, 2017. The third row for each EQ Named Executive Officer shows the AXA performance shares granted under the AXA 2017 Performance Share Plan on June 21, 2017.
(4)	For Mr. Bernstein, this column shows the SB Sign-On Grant.
(5)	The exercise price for the AXA stock options granted on June 21, 2017 is equal to the average of the closing prices for an AXA ordinary share on Euronext Paris SA over the 20 trading days immediately preceding June 21, 2017. For purposes of this table, the exercise price was converted to U.S. dollars using the euro to U.S. dollar exchange rate on June 20, 2017.
(6)	For the EQ Named Executive Officers, the amounts in this column represent the aggregate grant date fair value of the AXA stock options and AXA performance shares granted in 2017 in accordance with FASB ASC Topic 718. The AXA performance share grants were valued at target which represents the probable outcome at grant date. For Mr. Bernstein, the amount in this column represents the grant date fair value of the SB Sign-On Grant.

SUPPLEMENTAL INFORMATION FOR SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

2017 Stock Option Award Grants

The AXA stock option awards granted to the EQ Named Executive Officers on June 21, 2017 have a 10-year term and a vesting schedule of five years, with one-third of the grant vesting on each of the third, fourth and fifth anniversaries of the grant, provided that the last third will vest on June 21, 2022 only if the AXA ordinary share performs at least as well as the SXIP Index over a specified period of at least three years. This performance condition applies to all of Mr. Pearson’s options. The exercise price for the options is 23.92 euro, which was the average of the closing prices for the AXA ordinary share on Euronext Paris SA over the 20 trading days immediately preceding June 21, 2017.

In the event of retirement, the AXA stock options continue to vest and may be exercised until the end of the term, except in the case of misconduct. Accordingly, since Messrs. Hattem and Pearson are currently eligible to retire, their AXA stock options will not be forfeited due to any service condition.

2017 Performance Share Award Grants

An AXA performance share is a “phantom” share of AXA that, once earned and vested, provides the right to receive an AXA ordinary share at the time of payment. AXA performance shares are granted unearned. Under the 2017 AXA Performance Shares Plan, the number of shares that is earned is determined at the end of a three-year performance period, starting on January 1, 2017 and ending on December 31, 2019, by multiplying the number of shares granted by a performance percentage that is determined as described below. If no dividend is proposed for payment by the AXA Board of Directors to AXA’s stockholders for 2017 and/or 2018 and/or 2019, the performance percentage for the grant will be divided in half. The AXA performance shares granted to the EQ Named Executive Officers on June 21, 2017 cliff vest after four years.

The performance percentage for the 2017 AXA Performance Shares Plan initially will be determined based: (a) 40% on AXA’s performance with respect to adjusted earnings per share, (b) 50% on AXA Financial R&P Operations’ performance with respect to adjusted earnings and underlying earnings (each weighted 50%) and (c) 10% on AXA’s score on the DJSI World, a Dow Jones sustainability index which tracks the performance of the world’s sustainability leaders. A positive or negative adjustment of 5% will then be made to the performance percentage based on AXA’s relative performance against a selection of its peers with respect to total stockholder return. The components of the performance percentage and their targets are determined by the AXA Board of Directors based on their review of AXA’s strategic objectives, market practices and regulatory changes.

Generally, if performance targets are met, 100% of the AXA performance shares initially granted is earned. Performance that exceeds the targets results in increases in the number of shares earned, subject to a cap of 130% of the initial number of shares. Performance that falls short of targets results in a decrease in the number of shares earned with a possible forfeiture of all shares. Since AXA uses IFRS as its principal method of accounting, AXA’s adjusted earnings per share and AXA Financial R&P Operations’ adjusted earnings and underlying earnings are calculated using IFRS. Accordingly, they are not measures calculated and presented in accordance with U.S. GAAP.

The settlement of 2017 AXA performance shares will be made in AXA ordinary shares on June 21, 2021. In the case of retirement, a participant is treated as if he or she continued employment until the settlement date. Accordingly, Messrs. Hattem and Pearson will still receive a payout if they choose to retire prior to the end of the vesting period.

Mr. Winikoff’s RSUs Grant

On July 5, 2016, Mr. Winikoff received a sign-on grant of 84,611 RSUs in respect of AXA ordinary shares. These RSUs will vest ratably over a four-year period and be paid out in cash within 30 days after the vesting date. 21,153 of these RSUs vested in 2017.

The SB Sign-On Grant

On May 16, 2017, in connection with the commencement of Mr. Bernstein’s employment, Mr. Bernstein was granted restricted AB Holding Units with a grant date fair value of $3,500,003, or 164,706 restricted AB Holding which, subject to accelerated vesting upon circumstances described in the SB Employment Agreement, vest ratably on each of the first four anniversaries of May 1, 2017, commencing May 1, 2018, provided, with respect to each installment, Mr. Bernstein continues to be employed by AB on the vesting date. Also, subject to accelerated delivery of the SB Sign-On Grant upon circumstances described in the SB Employment Agreement, the entire SB Sign-On Grant, minus any AB Holding Units withheld to cover applicable taxes, will be delivered to Mr. Bernstein as promptly as possible after May 1, 2021. Mr. Bernstein will receive the cash distributions payable with respect to the unvested portion of the SB Sign-On Grant and the vested but undelivered portion of the SB Sign-On Grant on the same basis as cash distributions are paid to AB Holding Unitholders generally.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2017

The following table lists outstanding equity grants for each Named Executive Officer as of December 31, 2017. The table includes outstanding equity grants from past years as well as the current year. For the EQ Named Executive Officers, equity grants in 2017 and prior years were awarded in respect of AXA ordinary shares. For Mr. Bernstein, equity grants in 2017 were awarded in respect of AB Holding Units. Prior to the IPO, none of our Named Executive Officers received equity awards in respect of our common stock.

OUTSTANDING EQUITY AWARDS AT 2017 YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark Pearson			2,936	$33.21	04/01/18	45,418	$1,177,884	286,589	$7,432,485
	34,574			$21.59	06/10/19
	60,500			$21.08	03/19/20
	137,500			$20.63	03/18/21
	116,000			$15.96	03/16/22
	140,000			$17.83	03/22/23
	41,133		82,267	$25.74	03/24/24
			145,458	$26.12	06/19/25
			186,069	$24.00	06/06/26
			170,004	$26.69	06/21/27
Anders Malmström	11,644			$17.83	03/22/23	13,398	$347,468	83,899	$2,175,862
	12,207	12,207	12,206	$25.74	03/24/24
		24,786	12,393	$26.12	06/19/25
		37,656	18,828	$24.00	06/06/26
		35,442	17,720	$26.69	06/21/27
Brian Winikoff		37,656	18,827	$26.69	06/21/27	63,458	$1,645,739	32,276	$837,055
Dave Hattem			2,251	$33.21	04/01/18	12,415	$321,974	85,916	$2,228,171
	11,313	11,313	11,314	$25.74	03/24/24
		24,786	12,393	$26.12	06/19/25
		40,012	20,004	$24.00	06/06/26
		35,442	17,720	$26.69	06/21/27
Seth Bernstein						164,706	$4,125,885
(1)	All AXA stock options have ten-year terms. All AXA stock options granted after 2013 have a vesting schedule of five years, with one-third of the grant vesting on each of the third, fourth and fifth anniversaries of the grant, and all AXA stock options granted in 2008 through 2013 have a vesting schedule of four years, with one-third of the grant vesting on each of the second, third and fourth anniversaries of the grant date; provided that for all these grants the last third will vest only if the AXA ordinary share performs at least as well as the SXIP Index during a specified period (this condition applies to all AXA stock options granted to Mr. Pearson after 2011).
(2)	All AXA stock options have euro exercise prices. All euro exercise prices have been converted to U.S. dollars based on the euro to U.S. dollar exchange rate on the day prior to the grant date. The actual U.S. dollar equivalent of the exercise price will depend on the exchange rate at the date of exercise.
(3)	For all of the EQ Named Executive Officers except Mr. Winikoff, this column reflects earned but unvested AXA performance shares granted in 2014 with a vesting date of March 24, 2018. For Mr. Winikoff, this column reflects the unvested portion of his sign-on RSU grant for 2016. His RSUs will vest ratably over a four-year period and be paid out in cash within 30 days after the vesting date. For Mr. Bernstein, this column reflects his AB Sign-On Grant.

(4)	This column reflects unearned and unvested AXA performance shares granted in 2015, 2016 and 2017 to the EQ Named Executive Officers as follows:
	2015 AXA Performance Shares Vesting 6/19/19	2016 AXA Performance Shares Vesting 6/06/20	2017 AXA Performance Shares Vesting 6/21/21
Mr. Pearson	83,119	106,326	97,144
Mr. Malmström	21,245	32,227	30,377
Mr. Winikoff			32,276
Mr. Hattem	21,245	34,294	30,377

OPTION EXERCISES AND STOCK VESTED IN 2017

The following table summarizes the value received from AXA stock option exercises and stock awards vested during 2017.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise(#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Mark Pearson	5,874	$31,871	45,734	$1,143,350
Anders Malmström			13,491	$337,275
Brian Winikoff			21,153	$578,133
Dave Hattem	79,364	$999,118	12,501	$312,525
Seth Bernstein
(1)	This column reflects the number of AXA stock options exercised in 2017 by Mr. Pearson and Mr. Hattem.
(2)	All shares acquired upon the option exercises were immediately sold. This column reflects the actual sale price received less the exercise price.
(3)	For Mr. Winikoff, this column reflects the portion of his RSUs that vested in 2017. Otherwise, this column reflects the first tranche of the AXA performance shares earned under the 2014 AXA Performance Shares Plan that vested in 2017.
(4)	The value of the AXA performance shares that vested in 2017 was determined based on the average of the high and low AXA ordinary share price on the vesting date, converted to US dollars using the European Central Bank reference rate on the vesting date.

PENSION BENEFITS AS OF DECEMBER 31, 2017

The following table lists the pension program participation and actuarial present value of each EQ Named Executive Officer’s defined benefit pension at December 31, 2017. Note that Messrs. Malmström and Winikoff did not participate in the Retirement Plan or the Excess Plan since they were not eligible to participate in these plans prior to their freeze. Mr. Bernstein does not have any pension benefits.

PENSION BENEFITS

Name	Plan Name(1)	Number of Years Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments during the last fiscal year ($)
Mark Pearson	AXA Equitable Retirement Plan	3	$70,739
	AXA Equitable Excess Retirement Plan	3	$702,234
	AXA Equitable Executive Survivor Benefit Plan	23	$4,298,300
Anders Malmström	AXA Equitable Retirement Plan	0	$—
	AXA Equitable Excess Retirement Plan	0	$—
	AXA Equitable Executive Survivor Benefit Plan	6	$511,466
Brian Winikoff	AXA Equitable Retirement Plan	0	$—
	AXA Equitable Excess Retirement Plan	0	$—
	AXA Equitable Executive Survivor Benefit Plan	1	$52,726

Name	Plan Name(1)	Number of Years Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments during the last fiscal year ($)
Dave Hattem	AXA Equitable Retirement Plan	19	$517,856
	AXA Equitable Excess Retirement Plan	19	$1,074,995
	AXA Equitable Executive Survivor Benefit Plan	24	$2,447,999
Seth Bernstein
(1)	The December 31, 2017 liabilities for the Retirement Plan, the Excess Plan, and the ESB Plan were calculated using the same participant data, plan provisions and actuarial methods and assumptions used for financial reporting purposes, except that a retirement age of 65 is assumed for all calculations. The assumptions used include:
•	a discount rate of 3.40% for the Retirement Plan;
•	a discount rate of 3.32% for the Excess Plan;
•	a discount rate of 3.47% for the ESB Plan; and
•	the RP-2000 mortality table projected on a full generational basis using Scale BB.
(2)	Credited service for purposes of the Retirement Plan and the Excess Plan does not include an executive’s first year of service and does not include any service after the freeze of the plans on December 31, 2013. Pursuant to his employment agreement, Mr. Pearson’s credited service for purposes of the ESB Plan includes approximately 16 years of service with AXA Equitable Life affiliates. However, this additional credited service does not result in any benefit augmentation for Mr. Pearson.

The Retirement Plan

The Retirement Plan is a tax-qualified defined benefit plan for eligible employees. The Retirement Plan was frozen effective December 31, 2013.

Participants became vested in their benefits under the Retirement Plan after three years of service. Participants are eligible to retire and begin receiving benefits under the Retirement Plan: (a) at age 65 (the “normal retirement date”) or (b) if they are at least age 55 with at least 5 full years of service (an “early retirement date”).

Prior to the freeze, the Retirement Plan provided a cash balance benefit whereby AXA Equitable Life established a notional account for each Retirement Plan participant. This notional account was credited with deemed pay credits equal to 5% of eligible compensation up to the Social Security wage base plus 10% of eligible compensation above the Social Security wage base. Eligible compensation included base salary and short-term incentive compensation and was subject to limits imposed by the Internal Revenue Code. These notional accounts continue to be credited with deemed interest credits. For pay credits earned on or after April 1, 2012 up to December 31, 2013, the interest rate is determined annually based on the average discount rates for one-year Treasury Constant Maturities. For pay credits earned prior to April 1, 2012, the annual interest rate is the greater of 4% and a rate derived from the average discount rates for one-year Treasury Constant Maturities. For 2017, pay credits earned prior to April 1, 2012 received an interest crediting rate of 4% while pay credits earned on or after April 1, 2012 received an interest crediting rate of 0.75%.

Participants elect the time and form of payment of their cash balance account after they separate from service. The normal form of payment depends on a participant’s marital status as of the payment commencement date. If the participant is unmarried, the normal form will be a single life annuity. If the participant is married, the normal form will be a 50% joint and survivor annuity. Subject to spousal consent requirements, participants may elect the following optional forms of payment for their cash balance account:

•	Single life annuity;
•	Optional joint and survivor annuity of any whole percentage between 1% and 100%; and
•	Lump sum.

Messrs. Pearson and Hattem are each entitled to a frozen cash balance benefit under the Retirement Plan and are currently eligible for early retirement under the plan.

Note that, for certain grandfathered participants, the Retirement Plan provides benefits under a traditional defined benefit formula based on final average pay, estimated Social Security benefits and years of service. None of the Named Executive Officers are grandfathered participants.

The Excess Plan

The purpose of the Excess Plan, which was frozen as of December 31, 2013 was to allow eligible employees to earn retirement benefits in excess of those permitted under the Retirement Plan. Specifically, the Retirement Plan is subject to rules under the Code that cap both the amount of eligible earnings that may be taken into account for determining benefits under the Retirement Plan and the amount of benefits that the Retirement Plan may pay annually. Prior to the freeze of the Retirement Plan, the Excess Plan permitted participants to accrue and be paid benefits that they would have earned and been paid under the Retirement Plan but for these limits. The Excess Plan is an unfunded plan and no assets are actually set aside in participants’ names.

The Excess Plan was amended effective September 1, 2008 to comply with the provisions of Code Section 409A. Pursuant to the amendment, a participant’s Excess Plan benefits vested after 2005 will generally be paid in a lump sum on the first day of the month following the month in which separation from service provided that payment will be delayed six months for “specified employees” (generally, the fifty most highly-compensated officers of AXA), unless the participant made a special one-time election with respect to the time and form of payment of those benefits by November 14, 2008. Neither Mr. Pearson or Mr. Hattem made a special election. The time and form of payment of Excess Plan benefits that vested prior to 2005 are the same as the time and form of payment of the participant’s Retirement Plan benefits.

The ESB Plan

The ESB Plan offers financial protection to a participant’s family in the case of his or her death. Eligible employees may choose up to four levels of coverage and the form of benefit to be paid at each level. Each level provides a benefit equal to one times the participant’s eligible compensation (generally, base salary plus the higher of: (a) most recent short-term incentive compensation award and (b) the average of the three highest short-term incentive compensation awards), subject to an overall $25 million cap. Each level offers different coverage choices. Generally, the participant can choose between a life insurance death benefit and a deferred compensation benefit payable upon death at each level. Participants are not required to contribute to the cost of Level 1 or Level 2 coverage but are required to contribute annually to the cost of any options elected under Levels 3 and 4 until age 65.

Level 1 coverage continues after retirement until the participant attains age 65. Levels 2, 3 and 4 coverage continue after retirement until the participant’s death, provided that, for Levels 3 and 4 coverage, all required participant contributions are made.

Level 1

A participant can choose between the following two options at Level 1:

Lump Sum Option—Under the Lump Sum Option, a life insurance policy is purchased on the participant’s life. At the death of the participant, the participant’s beneficiary receives a tax-free lump sum death benefit from the policy. The participant is taxed annually on the value of the life insurance coverage provided.

Survivor Income Option—Upon the participant’s death, the Survivor Income Option provides the participant’s beneficiary with 15 annual payments approximating the value of the Lump Sum Option or a payment equal to the amount of the lump sum. The payments will be taxable but the participant is not subject to annual taxation.

Level 2

At Level 2, a participant can choose among the Lump Sum Option and Survivor Income Option, described above, and the following option:

Surviving Spouse Benefit Option—The Surviving Spouse Benefit Option provides the participant’s spouse with monthly income equal to about 25% of the participant’s monthly compensation (with an offset for social security). The payments are taxable but there is no annual taxation to the participant. The duration of the monthly income depends on the participant’s years of service (with a minimum duration of 5 years).

Levels 3 and 4

At Levels 3 and 4, a participant can choose among the Lump Sum Option and Survivor Income Option, described above and the following option:

Surviving Spouse Income Addition Option—The Surviving Spouse Income Addition Option provides monthly income to the participant’s spouse for life equal to 10% of the participant’s monthly compensation. The payments are taxable but there is no annual taxation to the participant.

NON-QUALIFIED DEFERRED COMPENSATION TABLE AS OF DECEMBER 31, 2017

The following table provides information on: (i) earnings on compensation Mr. Hattem has previously elected to defer and (ii) the excess 401(k) contributions received by the EQ Named Executive Officers in 2017.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Registrant Contributions in Last FY($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE ($)(3)
Mark Pearson	The Post-2004 Variable Deferred Compensation Plan	$314,264	$133,235		$1,508,574
Anders Malmström	The Post-2004 Variable Deferred Compensation Plan	$123,823	$62,319		$452,033
Brian Winikoff	The Post-2004 Variable Deferred Compensation Plan	$136,725	$8,901		$152,421
Dave Hattem	The Post-2004 Variable Deferred Compensation Plan	$118,809	$81,903	$100,722	$755,590
Seth Bernstein	The Variable Deferred Compensation Plan		$146,578		$1,332,200
(1)	The amounts reported in this column are also reported in the “All Other Compensation” column of the 2017 Summary Compensation Table above.
(2)	The amounts reported in this column are not reported in the 2017 Summary Compensation Table.
(3)	The amounts in this column that were previously reported as compensation in the Summary Compensation Table included in AXA Equitable Life’s Forms 10-K for the years ended December 31, 2016, 2015 and December 31, 2014 are:
Mr. Pearson	$1,016,981
Mr. Malmström	$242,646
Mr. Winikoff	$6,795
Mr. Hattem	$339,865

The Post-2004 Plan

The above table reflects the excess 401(k) contributions made by AXA Equitable Life to the EQ Named Executive Officers under the Post-2004 Plan as well as amounts deferred by Mr. Hattem under the plan.

The Post-2004 Plan allows eligible employees to defer the receipt of up to 25% of their base salary and short-term incentive compensation. Deferrals are credited to a bookkeeping account in the participant’s name on the first day of the month following the month in which the compensation otherwise would have been paid to him or her. The account is used solely for record keeping purposes and no assets are actually placed into any account in the participant’s name.

Account balances in the Post-2004 Plan are credited with gains and losses as if invested in the available earnings crediting options chosen by the participant. The Post-2004 Plan currently offers a variety of earnings crediting options which are among those offered by the AXA Premier VIP Trust and EQAT.

Each year, participants in the Post-2004 Plan can elect to make deferrals into an account they have already established under the plan or they may open a new account, provided that they may not allocate any new deferrals into an account if they are scheduled to receive payments from the account in the next calendar year.

When participants establish an account, they must elect the form and timing of payments for that account. They may receive payments of their account balance in a lump sum or in any combination of lump sum and/or annual installments paid over consecutive years. They may elect to commence payments from an account in July or December of any year after the year following the deferral election provided that payments must commence by the first July or December following age 71.

In addition, AXA Equitable Life provides excess 401(k) contributions in the Post-2004 Plan for participants in the 401(k) Plan with eligible compensation in excess of the qualified plan compensation limit. These contributions are equal to 10% of the participant’s (i) eligible compensation in excess of the qualified plan compensation limit ($270,000 in 2017) and (ii) voluntary deferrals to the Post-2004 Plan for the applicable year.

The Variable Deferred Compensation Plan for Executives (the “VDCP”)

The above table also reflects amounts deferred by Mr. Hattem under the VDCP. Under the VDCP, eligible employees were permitted to defer the receipt of up to 25% of their base salary and short-term incentive compensation. Deferrals were credited to a bookkeeping account in the participant’s name on the first day of the month following the month in which the compensation otherwise would have been paid to him or her. The account is used solely for record keeping purposes and no assets are actually placed into any account in the participant’s name. The VDCP was frozen as of December 31, 2004 so that no amounts earned or vested after 2004 can be deferred under the VDCP.

Account balances in the VDCP that are attributable to deferrals of base salary and short-term incentive compensation are credited with gains and losses as if invested in the available earnings crediting options chosen by the participant. The VDCP currently offers a variety of earnings crediting options.

Participants in the VDCP could elect to credit their deferrals to in-service or retirement distribution accounts. For retirement accounts, payments may be received in any combination of a lump sum and/or annual installments paid in consecutive years. Payments may begin in any January or July following the participant’s termination date, but they must begin by either the first January or the first July following the later of: (a) the participant’s attainment of age 65 and (b) the date that is thirteen months following the participant’s termination date. For in-service accounts, payments are made to the participant in December of the year elected by the participant in a lump sum or in up to five annual installments over consecutive years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL – EQ NAMED EXECUTIVE OFFICERS

The tables below and the accompanying text present the hypothetical payments and benefits that would have been payable if the EQ Named Executive Officers terminated employment, or a change-in-control of AXA Financial occurred on December 31, 2017 (the “Trigger Date”) and uses the closing price of the AXA ordinary share on December 29, 2017, converted to U.S. dollars where applicable.

The payments and benefits described below are hypothetical only, as no such payments or benefits have been paid or made available. Hypothetical payments or benefits that would be due under arrangements that are generally available on the same terms to all salaried employees are not described.

Retirement

The only EQ Named Executive Officers eligible to retire on the Trigger Date were Mr. Pearson and Mr. Hattem. They would have been entitled to the following payments and benefits if they retired on the Trigger Date. For this purpose, “retirement” means termination of service on or after the normal retirement date or any early retirement date under the Retirement Plan.

Short-Term Incentive Compensation: Mr. Pearson and Mr. Hattem would have received short-term incentive compensation awards for 2017 under the Retiree Short-Term Incentive Compensation Program in the following amounts:

Mr. Pearson	$2,128,400
Mr. Hattem	$650,000

Stock Options: All AXA stock options granted to Mr. Pearson and Mr. Hattem would have continued to vest and be exercisable until their expiration date, except in the case of misconduct (for which the options would be forfeited). The value at the Trigger Date of the AXA stock options that would have vested after 2017 for each of Messrs. Pearson and Hattem are:

Mr. Pearson	$1,814,269
Mr. Hattem	$539,584

Performance Shares: Mr. Pearson and Mr. Hattem would have been treated as if they continued in the employ of the company until the end of the vesting period for purposes of their AXA performance share awards. Accordingly, they would have received AXA Performance Share Plan payouts at the same time and in the same amounts as they would have received such payouts if they had not retired. The estimated values of those payouts at the Trigger Date assuming target performance are:

Mr. Pearson	$9,848,883
Mr. Hattem	$2,916,958

Retirement Benefits: Mr. Pearson and Mr. Hattem would have been entitled to the benefits described in the pension and nonqualified deferred compensation tables above.

Medical Benefits: Mr. Pearson and Mr. Hattem would have been entitled to access to retiree medical coverage without any company subsidy.

ESB Plan: Mr. Pearson and Mr. Hattem would have been entitled to continuation of their participation in the ESB Plan described above.

Voluntary Termination Other Than Retirement

Mr. Malmström

If Mr. Malmström had voluntarily terminated employment on the Trigger Date:

Short-Term Incentive Compensation: He would not have been entitled to a STIC Program award for 2017.

Stock Options: All vested and unvested AXA stock options granted to him would have been forfeited on his termination date.

Performance Shares: He would have forfeited all AXA performance shares on his termination date.

Retirement Benefits: He would have been entitled to the benefits described in the pension and nonqualified deferred compensation tables above, except that he would no longer be entitled to any benefits under the ESB Plan.

Mr. Winikoff

If Mr. Winikoff had voluntarily terminated on the Trigger Date for “good reason:”

•	any outstanding RSUs granted to Mr. Winikoff would have immediately vested and been paid out in cash on their otherwise applicable payment dates (estimated value at the Trigger Date of $1,882,462); and
•	he would have been eligible to receive a payment of $2,380,000 (equal to two times his annual base salary plus his STIC Program award target for 2017). This payment would have been contingent on the execution of a general release and waiver of claims against AXA Equitable Life and affiliates.

For this purpose, “good reason” includes: (a) relocation of his position to a work site that is more than 35 miles away from 1290 Avenue of the Americas, New York City, (b) a material reduction in his compensation (other than in connection with, and substantially proportionate to, reductions by the company of the compensation of other similarly situated senior executives), (c) a material diminution in his duties, authority or responsibilities and (d) a material change in the lines of reporting such that he no longer reports to the company’s President and Chief Executive Officer.

Regardless of whether the voluntary termination was for “good reason,” Mr. Winikoff would have been entitled to the benefits described in the pension and nonqualified deferred compensation tables above, except that he would no longer be entitled to any benefits under the ESB Plan.

Mr. Pearson

If Mr. Pearson had voluntarily terminated on the Trigger Date for “good reason” as described below, he would have been entitled to: (i) temporary income payments equal to the sum of two years of salary and two times the greatest of: (a) Mr. Pearson’s most recent STIC Program award, (b) the average of Mr. Pearson’s last three STIC Program awards and (c) Mr. Pearson’s target STIC Program award for the year in which termination occurred; (ii) a pro-rated STIC Program award at target for the year of termination; and (iii) a cash payment equal to the additional employer contributions that Mr. Pearson would have received under the 401(k) Plan and its related excess plan for the year of his termination if those plans provided employer contributions on his temporary income payments and all of his temporary income payments were paid in that year.

For this purpose, “good reason” includes a material reduction in Mr. Pearson’s duties or authority, the removal of Mr. Pearson from his positions, AXA Equitable Life requiring Mr. Pearson to be based at an office more than 75 miles from New York City, a diminution of Mr. Pearson’s titles, a material failure by the company to comply with the agreement’s compensation provisions, a failure of the company to secure a written assumption of the agreement by any successor company and a change in control of AXA Financial (provided that Mr. Pearson delivers notice of termination within 180 days after the change in control). The severance benefits are contingent upon Mr. Pearson releasing all claims against AXA Equitable Life and its affiliates and his entitlement to severance pay will be discontinued if he provides services for a competitor. Also, in the event of a termination of Mr. Pearson’s employment by AXA Equitable Life without cause or Mr. Pearson’s resignation due to a change in control, Mr. Pearson’s severance benefits will cease after one year if certain performance conditions are not met for each of the two consecutive fiscal years immediately preceding the year of termination.

Mr. Pearson would have received the following amounts if he had voluntarily terminated for good reason on the Trigger Date and released all claims against AXA Equitable Life and its affiliates:

Temporary Income Payments	$7,133,333
Pro-Rated Bonus	$2,128,400
Cash Payment	$713,333

In addition, because Mr. Pearson was eligible to retire on the Trigger Date, he would have been eligible for the retirement benefits described above, regardless of whether he terminated for good reason.

Mr. Hattem

Because Mr. Hattem was eligible to retire on the Trigger Date, he would have been eligible for the retirement benefits described above.

Death

If the EQ Named Executive Officers had terminated employment due to death on the Trigger Date:

Short-Term Incentive Compensation: The EQ Named Executive Officers’ estates would not have been entitled to any STIC Program awards for 2017.

Stock Options: All AXA stock options would have immediately vested and would have continued to be exercisable until the earlier of their expiration date and the six-month anniversary of the date of death. The estimated values of the AXA stock options with accelerated vesting are:

Mr. Pearson	$1,814,269
Mr. Malmström	$528,852
Mr. Winikoff	$55,208
Mr. Hattem	$539,584

Performance Shares: The total number of AXA performance shares granted in 2015, 2016 and 2017 would have been multiplied by an assumed performance factor of 1.3 and the second tranche of the performance shares granted in 2014 would have been multiplied by the actual performance factor for that tranche. The performance shares would have been paid in AXA ordinary shares to the executive’s heirs within 90 days following death. The estimated values of those payouts are:

Mr. Pearson	$12,399,355
Mr. Malmström	$3,632,936
Mr. Winikoff	$1,244,695
Mr. Hattem	$3,681,560

Restricted Stock Units: Mr. Winikoff’s RSUs would have immediately vested in full for an estimated value of $1,882,462.

Retirement Benefits: The executives’ heirs would have been entitled to the benefits described in the pension and nonqualified deferred compensation tables above.

Involuntary Termination Without Cause

EQ Named Executive Officers Other than Mr. Pearson

The EQ Named Executive Officers, excluding Mr. Pearson, would have been eligible for severance benefits under the Severance Benefit Plan, as supplemented by the Supplemental Severance Plan (collectively, the “Severance Plan”), if an involuntary termination of employment had occurred on the Trigger Date that satisfied the conditions in the Severance Plan. To receive benefits, the executives would have been required to sign a separation agreement including a release of all claims against AXA Equitable Life and its affiliates and non-solicitation provisions.

The severance benefits would have included:

•	temporary income payments equal to 52 weeks’ of base salary;
•	additional temporary income payments equal to the greater of: (i) the most recent STIC Program award paid to the executive, (ii) the average of the three most recent STIC Program awards paid to the executive or (iii) the executive’s target STIC Program award for 2017;
•	a lump sum payment equal to the sum of: (i) the executive’s target STIC Program award for 2017 and (ii) $40,000; and
•	one year’s continued participation in the ESB Plan.

The EQ Named Executive Officers would have had a one-year severance period. If an EQ Named Executive Officer would have been eligible to retire prior to the end of the severance period, all AXA stock options granted to him would have continued to vest and be exercisable until their expiration date, except in the case of misconduct (for which the options would be forfeited). Also, the EQ Named Executive Officer would have been treated as if he continued in the employ of AXA Equitable Life until the end of the vesting period for his AXA performance shares.

In addition to the above, Mr. Winikoff would have received the following:

•	the immediately vesting of his outstanding RSUs for an estimated value of $1,882,462 and
•	a payment equal to (i) two times his annual base salary plus his STIC Program award target for 2017, reduced by (ii) any severance pay for which he would otherwise eligible under the Severance Plan or the Supplemental Severance Plan. This payment would be contingent on all other terms and conditions of the Severance Plan and Supplemental Severance Plan, including the execution of a general release and waiver of claims against AXA Equitable Life and affiliates.

The following table lists the payments that the EQ Named Executive Officers would have received if they were involuntarily terminated under the Severance Plan on the Trigger Date as well as the implications for their AXA stock option and AXA performance share awards:

	Temporary Income Payments	Lump Sum Payment	AXA Stock Options	AXA Performance Shares
Mr. Malmström	$1,505,946	$840,000	Options would continue to be exercisable and vest until the earlier of their expiration date and 30 days after the end of the one-year severance period.	Forfeited
Mr. Winikoff	$1,635,596	$2,584,404	Options would continue to be exercisable and vest until the earlier of their expiration date and 30 days after the end of the one-year severance period.	Forfeited
Mr. Hattem	$1,355,351	$690,000	Continued vesting in all options and ability to exercise the options through expiration date.	Would receive payouts in the same time and in the same amounts as if he had continued to be employed.

Mr. Pearson

Under Mr. Pearson’s employment agreement, he waived any right to participate in the Severance Plan. Rather, if Mr. Pearson’s employment had been terminated without “cause” on the Trigger Date, he would have been entitled to the same benefits as termination for good reason as described above, subject to the same conditions. “Cause” is defined in Mr. Pearson’s employment agreement as: (i) willful failure to perform substantially his duties after reasonable notice of his failure, (ii) willful misconduct that is materially injurious to the company, (iii) conviction of, or plea of nolo contedere to, a felony or (iv) willful breach of any written covenant or agreement with the company to not disclose information pertaining to them or to not compete or interfere with the company.

Change-in-Control

With the exception of Mr. Pearson, none of the EQ Named Executive Officers are entitled to any special benefits upon a change-in-control of AXA Financial other than the benefits provided for all AXA stock options granted under the AXA Stock Option Plan. For those options, if there is a change in control of AXA Financial, all unvested options will become immediately exercisable for their term regardless of the otherwise applicable exercise schedule. The value of the AXA stock options that would have immediately vested for each EQ Named Executive Officer is:

Mr. Pearson	$1,814,269
Mr. Malmström	$528,852
Mr. Winikoff	$55,208
Mr. Hattem	$539,584

As mentioned above, Mr. Pearson’s employment agreement provides that “good reason” includes Mr. Pearson’s termination of employment in the event of a change in control (provided that Mr. Pearson delivers notice of termination within 180 days after the change in control). Accordingly, Mr. Pearson would have been entitled to the benefits described above for a voluntary termination for good reason, subject to the same conditions. For this purpose, a change in control includes: (a) any person becoming the beneficial owner of more than 50% of the voting stock of AXA Financial, (b) AXA and its affiliates ceasing to control the election of a majority of the AXA Financial Board of Directors and (c) approval by AXA Financial’s stock holders of a reorganization, merger or consolidation or sale of all or substantially all of the assets of AXA Financial unless AXA and its affiliates owned directly or indirectly more than 50% of voting power of the company resulting from such transaction.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL – MR. BERNSTEIN

Estimated payments and benefits to which Mr. Bernstein would have been entitled upon a change in control of AB or the specified qualifying events of termination of employments as of the Trigger Date, using the closing price of an AB Holding Unit on December 29, 2017, are as follows:

Change in Control

Cash	Equity	Other Benefits	Total
	$$4,125,885		$$4,125,885

Termination Due to Non-Extension of Employment Term

Cash	Equity	Other Benefits	Total
	$$4,125,885		$$4,125,885

Termination by Mr. Bernstein for Good Reason or by AB other than for Cause

Cash	Equity	Other Benefits	Total
$3,500,000	$4,125,885	$13,610	$7,639,495

Death or Disability

Cash	Equity	Other Benefits	Total
	$$4,125,885	$13,610	$4,139,495

Termination by Mr. Bernstein for Good Reason or by AB without cause prior to May 1, 2018 and within 12 months of a change in control

Cash	Equity	Other Benefits	Total
$10,500,000	$4,125,885	$13,610	$14,639,495

2017 DIRECTOR COMPENSATION

In 2017, the following individuals served as directors of Holdings: Thomas Buberl, the Chief Executive Officer of AXA, George Stansfield, the Deputy Chief Executive Officer of AXA, and Messrs. Harlin, Pearson and Malmström. Mr. Buberl, Mr. Stansfield and Mr. Harlin were not compensated by the Company in respect of their services as directors of Holdings.

Mr. Stansfield received $231,870 in compensation during 2017 for services provided to AXA Financial. All of the compensation paid to Messrs. Pearson and Malmström is fully reflected in the Summary Compensation Table above.

The directors of Holdings are the individuals listed above under the heading “Management—Directors.”

Changes to Director Compensation in Connection with the IPO

We implemented a non-officer director compensation program following the IPO, including a mix of cash and equity compensation as well as certain benefits.

Cash Retainers and Equity-Based Award

Compensation Item	Amount
Cash Retainer	$100,000 paid quarterly
Equity Award	$150,000 annual stock grant with no vesting restrictions ($105,000 for 2018)

Compensation Item	Amount
Committee Chair Retainers	Audit Committee: $30,000
Compensation Committee: $25,000
Nominating & Governance Committee: $20,000
Finance & Risk Committee: $20,000

Benefits

Benefits provided to the non-officer directors include:

•	a matching gift program, up to $2,000 per year;
•	business travel accident insurance up to four times annual compensation, subject to certain maximums; and
•	reimbursement of costs for attending director education programs offered by third parties, including related reasonable travel and lodging expenses, up to a maximum amount of $5,000 per director each calendar year.

Stock Ownership

We implemented a stock ownership policy under which our non-officer directors are required to hold five times the value of their annual cash retainer in Holdings stock and/or AB Holding Units. The directors are required to retain 100% of any net shares (after the payment of taxes) received as compensation until the ownership requirement is achieved.

VI. COMPENSATION PLANS

The Plan provides for awards that may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights; dividend equivalents; and other stock-based awards. Cash awards may also be granted under the Plan as annual or long-term incentives. Awards under the Plan may be made to our directors, employees and financial professionals. See “—Brief Description of the Plan” for a further description of the material features of the Plan. This description of the Plan is subject to, and qualified in its entirety by, the Plan. A copy of the Plan as adopted by stockholder written consent is attached hereto as Appendix A.

There are nine directors, approximately 3,300 financial professionals and approximately 4,200 employees eligible to participate in the Plan. The benefits to be received under the Plan are not determinable at this time because awards granted under the Plan are discretionary and to be determined.

VII. INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS ACTED UPON

Our directors and officers have an interest in the adoption of the Plan as a result of the potential to receive awards under the Plan. Our Board and the holder of a majority of the outstanding shares of the Common Stock each approved the adoption of the Plan on November 15, 2018. No other security holder entitled to vote at a stockholders’ meeting or by written consent has submitted to EQH any proposal for consideration by EQH or its Board.

VIII. DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will only deliver one Information Statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of such stockholders. Upon written or oral request, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this Information Statement was delivered or deliver a single copy of this Information Statement and future stockholder communication documents to any stockholder or stockholders sharing an address to which multiple copies are now delivered. Stockholders may address requests regarding delivery of information statements by contacting us at the address or phone number noted below.

AXA Equitable Holdings, Inc., Attn: Corporate Secretary, 1290 Avenue of the Americas, New York, New York 10104, (212) 554-1234.

IX. ADDITIONAL INFORMATION

EQH files annual, quarterly and current reports and other information with the SEC. EQH’s filings with the SEC are available to the public at the web site maintained by the SEC at http://www.sec.gov. Those filings are also available to the public on our corporate website at ir.axaequitableholdings.com.

AXA Equitable Holdings, Inc.

/s/ Mark Pearson
Mark Pearson
President and Chief Executive Officer

APPENDIX A. AXA Equitable Holdings, Inc. 2019 Omnibus Incentive Plan

AXA EQUITABLE HOLDINGS, INC.
2019 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSES

This AXA Equitable Holdings, Inc. 2019 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), has the following purposes:

(1)   To further the growth, development and financial success of AXA Equitable Holdings, Inc. (the “Company”) and its Subsidiaries (as defined herein), by providing additional incentives to employees, financial professionals and directors by allowing them to become owners of Company Common Stock, thereby benefiting directly from the growth, development and financial success of the Company and its Subsidiaries.

(2)   To enable the Company and its Subsidiaries to obtain and retain the services of the type of professional and managerial employees, financial professionals and directors considered essential to the long-range success of the Company and its Subsidiaries by providing and offering them an opportunity to become owners of Company Common Stock pursuant to the Awards granted hereunder.

ARTICLE II

DEFINITIONS

Whenever the following terms are used in this Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

Section 2.1   “Administrator” shall mean the Compensation Committee of the Board unless otherwise determined by the Board from time to time. In exercising its discretion hereunder, the Board shall endeavor to cause the Administrator to satisfy any requirements applicable to qualify for an exemption available under Rule 16b-3 promulgated under the Exchange Act or any other regulatory or administrative requirements that may be applicable with respect to Awards granted hereunder.

Section 2.2   “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.

Section 2.3   “Alternative Award” shall have the meaning set forth in Section 11.1.

Section 2.4   “Alternative Performance Awards” shall have the meaning set forth in Section 11.2.

Section 2.5   “Award” shall mean any Option, Restricted Stock, Restricted Stock Unit, Performance Award, SAR, Dividend Equivalent or other Stock-Based Award granted to a Participant pursuant to the Plan, including an Award combining two or more types of Awards into a single grant.

Section 2.6   “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award, including through an electronic medium. The Administrator may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the Participant’s acceptance of, or actions under, an Award Agreement unless otherwise expressly specified herein. In the event of any inconsistency or conflict between the express terms of the Plan and the express terms of an Award Agreement, the express terms of the Plan shall govern.

Section 2.7   “AXA” means AXA, a société anonyme organized under the laws of the Republic of France, registered in the Commercial Registry of Paris under the number 572.093.920 RCS Paris.

Section 2.8   “AXA Group” means AXA and its direct or indirect majority owned Subsidiaries.

Section 2.9   “Base Price” shall have the meaning set forth in Section 2.58.

Section 2.10   “Board” shall mean the Board of Directors of the Company.

Section 2.11   “Business Combination” shall have the meaning set forth in the definition of “Change in Control”.

Section 2.12   “Cause” shall mean, unless otherwise provided in the Award Agreement, any of the following: (a) the Participant’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony (or comparable classification in a jurisdiction that does not use these terms); (b) the Participant’s engaging in any conduct that constitutes an employment disqualification under applicable law with respect to a material portion of the Participant’s work duties; (c) the Participant’s willful or grossly negligent failure to perform his or her material employment-related duties for the Company and its Subsidiaries, or willful misconduct in the performance of such duties; (d) the Participant’s material violation of any Company or Subsidiary policy as in effect from time to time; (e) the Participant’s engaging in any act or making any public statement that materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its Subsidiaries; or (f) the Participant’s material breach of any Award Agreement, employment agreement, or noncompetition, nondisclosure or nonsolicitation agreement to which the Participant is a party or by which the Participant is bound; provided that in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Cause” shall have the meaning, if any, specified in such agreement. A termination for Cause shall be deemed to include a determination by the Administrator following a Participant’s termination of employment that circumstances existing prior to such termination would have entitled the Company or one of its Subsidiaries to have terminated such Participant’s employment for Cause. All rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Administrator or its designee, or during any negotiations between the Administrator or its designee and the Participant, regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of Cause.

Section 2.13   “Change in Control” shall mean the first to occur of any of the following events after the Effective Date:

(a)   any Person other than the AXA Group becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) and (ii) a percentage of either the Outstanding Company Common Stock or Outstanding Company Voting Securities that is greater than the percentage thereof then held by the AXA Group;

(b)   if at any time that the AXA Group holds less than 50% of Outstanding Company Voting Securities (the “Fifty-Percent Threshold”), the individuals who constitute the Board at the date the ownership of Company voting securities by the AXA Group first drops below the Fifty-Percent Threshold (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election, by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)   the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

in each case, provided that, as to Awards subject to Section 409A of the Code the payment or settlement of which will occur by reason of the Change in Control, such event also constitutes a “change in control” within the meaning of Section 409A of the Code. In addition, notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such proceeding and (ii) a Public Offering shall not constitute a Change in Control.

Section 2.14   “Change in Control Price” shall mean the price per share of Company Common Stock paid in conjunction with any transaction resulting in a Change in Control. If any part of the offered price is payable other than in cash, the value of the non-cash portion of the Change in Control Price shall be determined in good faith by the Administrator as constituted immediately prior to the Change in Control.

Section 2.15   “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 2.16   “Company” shall mean AXA Equitable Holdings, Inc., a Delaware corporation, and any successor thereto.

Section 2.17   “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company and such other stock or securities into which such common stock is hereafter converted or for which such common stock is exchanged.

Section 2.18   “Compensation Year” shall mean the period from one annual meeting of shareholders to the next following annual meeting of shareholders.

Section 2.19   “Competitive Activity” shall mean a Participant’s material breach of restrictive covenants relating to noncompetition, nonsolicitation (of customers or employees) or preservation of confidential information or other covenants having the same or similar scope, included in an Award Agreement or other agreement to which the Participant and the Company or any of its Affiliates is a party.

Section 2.20   “Corporate Event” shall mean, as determined by the Administrator, any transaction or event described in Section 4.3(a) or any unusual or infrequently occurring transaction or event affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any of its Subsidiaries, or changes in applicable laws, regulations or accounting principles (including, without limitation, a recapitalization of the Company).

Section 2.21   “Director” shall mean a member of the Board or a member of the board of directors of any Subsidiary.

Section 2.22   “Disability” shall mean (x) for Awards that are not subject to Section 409A of the Code, “disability” as such term is defined in in the long-term disability insurance plan or program of the Company or any Affiliate then covering the Participant other than a determination of disability by Reliance Standard Life Insurance Company or any successor with regard to compensation or commissions that are designated as non-proprietary in the payroll policies of the Company and its Subsidiaries, and (y) for Awards that are subject to Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(c) of the Code;

provided that with respect to Awards that are not subject to Section 409A, in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Disability” shall have the meaning, if any, specified in such agreement.

Section 2.23   “Dividend Equivalent” shall mean the right to receive payments, in cash or in Shares, based on dividends paid with respect to Shares.

Section 2.24   “Effective Date” shall have the meaning set forth in Section 12.7.

Section 2.25   “Eligible Representative” for a Participant shall mean such Participant’s personal representative or such other person as is empowered under the deceased Participant’s will or the then applicable laws of descent and distribution to represent the Participant hereunder.

Section 2.26   “Employee” shall mean any individual classified as an employee by the Company or one of its Affiliates as well as financial professionals of the Company or one of its Affiliates.

Section 2.27   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Section 2.28   “Executive Officer” shall mean each person who is an officer or employee of the Company or any Affiliate and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

Section 2.29   “Fair Market Value” of a Share as of any date of determination shall be:

(a)   If the Company Common Stock is listed on any established stock exchange or a national market system, then the closing price on such date per Share as reported as quoted on such stock exchange or system;

(b)   If there are no transactions in the Company Common Stock that are available to the Company on any date of determination pursuant to clause (a) but transactions are available to the Company as of the immediately preceding trading date, then the Fair Market Value determined as of the immediately preceding trading date; or

(c)   If neither clause (a) nor clause (b) shall apply on any date of determination, then the Fair Market Value shall be determined in good faith by the Administrator with reference to (x) the most recent valuation of the Company Common Stock performed by an independent valuation consultant or appraiser of nationally recognized standing selected by the Administrator, if any, (y) sales prices of securities issued to investors in any recent arm’s length transactions, and (z) any other factors determined to be relevant by the Administrator.

Section 2.30   “Fifty-Percent Threshold” shall have the meaning set forth in the definition of “Change in Control”.

Section 2.31   “Good Reason” shall, as to any Participant who is eligible for benefits under the AXA Equitable Supplemental Severance Plan for Executives (the “Severance Plan”) as of the date of his or her termination of employment, have the meaning set forth in the Severance Plan or any successor plan as in effect on the date of termination. For all other Participants, “Good Reason” shall have the meaning set forth in an effective employment, severance, consulting or other services agreement to which the Participant is a party with the Company or an Affiliate that employs the Participant, or, in the absence of such an agreement: (i) a material reduction in the Participant’s base salary or a material reduction in the Participant’s target annual incentive compensation opportunity, in each case, other than (a) any isolated or inadvertent failure by the Company or the applicable Affiliate that is not in bad faith and is cured within thirty (30) business days after the Participant gives the Company or the applicable Affiliate notice of such event or (b) a reduction of 10% or less which is applicable to all employees in the same salary grade as the Participant; or (ii) a transfer of the Participant’s primary workplace by more than fifty (50) miles, in each case without the prior written consent of the Participant.

Section 2.32   “Incentive Stock Option” shall mean an Option which qualifies under Section 422 of the Code and is expressly designated as an Incentive Stock Option in the Award Agreement.

Section 2.33   “Incumbent Directors” shall have the meaning set forth in the definition of “Change in Control”.

Section 2.34   “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

Section 2.35   “Non-U.S. Awards” shall have the meaning set forth in Section 3.5.

Section 2.36   “Option” shall mean an option to purchase Company Common Stock granted under the Plan. The term “Option” includes both an Incentive Stock Option and a Non-Qualified Stock Option.

Section 2.37   “Option Price” shall have the meaning set forth in Section 5.1.

Section 2.38   “Outstanding Company Common Stock” shall have the meaning set forth in the definition of “Change in Control”.

Section 2.39   “Outstanding Company Voting Securities” shall have the meaning set forth in the definition of “Change in Control”.

Section 2.40   “Participant” shall mean any Service Provider who has been granted an Award pursuant to the Plan.

Section 2.41   “Performance Award” shall mean Performance Shares, Performance Units and all other Awards that vest (in whole or in part) upon the achievement of specified Performance Goals, including, for clarity, Awards consisting solely of cash entitlements.

Section 2.42   “Performance Award Conversion” shall have the meaning set forth in Section 11.2.

Section 2.43   “Performance Cycle” shall mean the period of time selected by the Administrator during which performance is measured for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 2.44   “Performance Goals” means the objectives established by the Administrator for a Performance Cycle pursuant to Section 7.5 for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 2.45   “Performance Share” means an Award granted pursuant to Article VII of the Plan of a Share or a contractual right to receive a Share (or the cash equivalent thereof) upon the achievement, in whole or in part, of the applicable Performance Goals.

Section 2.46   “Performance Unit” means a U.S. Dollar-denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Article VII of the Plan, payable in cash or in Shares upon the achievement, in whole or in part, of the applicable Performance Goals.

Section 2.47   “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

Section 2.48   “Plan” shall have the meaning set forth in Article I.

Section 2.49   “Public Offering” shall mean the first day as of which (i) sales of Company Common Stock are made to the public in the United States pursuant to an underwritten public offering of the Company Common Stock led by one or more underwriters at least one of which is an underwriter of nationally recognized standing or (ii) the Administrator has determined that the Company Common Stock otherwise has become publicly traded for this purpose.

Section 2.50   “Qualifying Termination” shall, in the case of a Participant who is an Employee, have the meaning set forth in the applicable Award Agreement or, if not defined in the Award Agreement, shall mean the termination of a Participant’s employment, other than for Cause, on or after the date that the Participant reaches 55 years of age with 10 years of service to the Company and its Affiliates, provided that if the Participant’s employment is terminated by the Company or an Affiliate, the Participant signs, and does not exercise any rights to revoke, a Release. For this purpose, Directors are not eligible for Qualifying Terminations and an Employee’s period of service shall not include any severance period or period during which the Employee is on a terminal leave of absence under the AXA Equitable Severance Benefit Plan or any similar benefit plan of the Company or one of its Affiliates.

Section 2.51   “Release” means a general release and waiver of claims in the form provided by the Administrator.

Section 2.52   “Replacement Awards” shall mean Shares or Awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any of its Subsidiaries.

Section 2.53   “Restricted Stock” shall mean an Award granted pursuant to Section 6.1.

Section 2.54   “Restricted Stock Unit” shall mean an Award granted pursuant to Section 6.2.

Section 2.55   “Securities Act” shall mean the Securities Act of 1933, as amended.

Section 2.56   “Service Provider” shall mean an Employee or Director.

Section 2.57   “Share” shall mean a share of Company Common Stock.

Section 2.58   “Stock Appreciation Right” or “SAR” shall mean the right to receive a payment from the Company in cash and/or Shares equal to the excess, if any, of the Fair Market Value of one Share on the exercise date over a specified price (the “Base Price”) fixed by the Administrator on the grant date (which specified price shall not be less than the Fair Market Value of one Share on the grant date).

Section 2.59   “Stock-Based Award” shall have the meaning set forth in Section 8.1.

Section 2.60   “Subplans” shall have the meaning set forth in Section 3.5.

Section 2.61   “Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest.

Section 2.62   “Termination of employment,” “termination of service” and any similar term or terms shall mean, with respect to a Director who is not an Employee of the Company or any of its Affiliates, the date upon which such Director ceases to be a member of the Board or of the board of directors of any Subsidiary and, with respect to an Employee, the date he or she ceases to be an Employee; provided that with respect to any Award subject to Section 409A of the Code, such terms shall mean “separation from service,” as defined in Section 409A of the Code and the rules, regulations and guidance promulgated thereunder. Unless otherwise determined by the Administrator, a “termination of employment” or “termination of service” shall not occur if an Employee or Director, immediately upon ceasing to provide services in such capacity, commences to or continues to provide services to the Company or any of its Affiliates in another of such capacities.

Section 2.63   “Withholding Taxes” shall mean the federal, state, local or foreign income taxes, withholding taxes or employment taxes required to be withheld under applicable law, which shall be at a rate determined by the Company that is permitted under applicable tax withholding rules and that does not cause adverse accounting consequences.

ARTICLE III

ADMINISTRATION

Section 3.1   Administrator. The Plan shall be administered by the Administrator.

Section 3.2   Powers of the Administrator. The Administrator shall have the sole and complete authority and discretion to:

(a)   determine the Fair Market Value;

(b)   determine the type or types of Awards to be granted to each Participant;

(c)   select the Service Providers to whom Awards may from time to time be granted hereunder;

(d)   determine all matters and questions related to the termination of service of a Service Provider with respect to any Award granted to him or her hereunder;

(e)   determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(f)   approve forms of agreement for use under the Plan, which need not be identical for each Service Provider;

(g)   determine the terms and conditions of any Awards granted hereunder (including, without limitation, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Awards or the Company Common Stock relating thereto) based in each case on such factors as the Administrator shall determine;

(h)   prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to Subplans established for the purpose of satisfying applicable foreign laws;

(i)   determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise or purchase price of an Award may be paid in, cash, Company Common Stock, other Awards, or other property, or an Award may be canceled, forfeited or surrendered;

(j)   suspend or accelerate the vesting of any Award granted under the Plan or waive the forfeiture restrictions or any other restriction or limitation regarding any Awards or the Company Common Stock relating thereto;

(k)   construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and

(l)   make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

Any determination made by the Administrator under the Plan, including, without limitation, under Section 4.3, shall be final, binding and conclusive on all Participants and other persons having or claiming any right or interest under the Plan. The Administrator’s determinations under the Plan need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

Section 3.3   Delegation by the Administrator. The Administrator may delegate, subject to such terms or conditions or guidelines as it shall determine, to any officer or group of officers, or Director or group of Directors of the Company or its Affiliates any portion of its authority and powers under the Plan with respect to Participants who are not Executive Officers or non-employee directors of the Board; provided that any delegation to one or more officers of the Company shall be subject to and comply with applicable law.

Section 3.4   Expenses, Professional Assistance, No Liability. All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may elect to engage the services of attorneys, consultants, accountants or other persons. The Administrator, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. The Administrator (and its members) shall not be personally liable for any action, determination or interpretation made with respect to the Plan or the Awards, and the Administrator (and its members) shall be fully protected by the Company with respect to any such action, determination or interpretation.

Section 3.5   Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Administrator may (i) modify the terms and conditions of Awards granted to Employees employed outside the United States (“Non-U.S. Awards”), (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances (“Subplans”) and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Administrator’s decision to grant Non-U.S. Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Administrator. The Administrator may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Affiliates and members of the Administrator shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-U.S. Award (x) are wholly discretionary and, although provided by either the Company or an Affiliate, do not constitute regular or periodic payments and (y) except as otherwise required under applicable laws, are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Administrator may direct the payment of Non-U.S. Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and determine if such payments may be made in a lump sum or in installments.

ARTICLE IV

SHARES SUBJECT TO PLAN

Section 4.1   Shares Subject to Plan.

(a)   Subject to Section 4.3, the aggregate number of Shares which may be issued under this Plan shall be equal to 5,200,000 Shares, all of which may be issued in the form of Incentive Stock Options under the Plan. The Shares issued under the Plan may be authorized but unissued, or reacquired Company Common Stock. No provision of this Plan shall be construed to require the Company to maintain the Shares in certificated form. Unless the Administrator shall determine otherwise, (x) Awards may not consist of fractional shares and shall be rounded up to the nearest whole Share, and (y) fractional Shares shall not be issued under the Plan (and shall instead also be rounded as aforesaid).

(b)   If any Award or portion thereof under this Plan is for any reason forfeited, canceled, cash-settled, expired or otherwise terminated without the issuance of Shares, the Shares subject to such forfeited, canceled, cash-settled, expired or otherwise terminated Award, or portion thereof, shall again be available for grant under the Plan. If Shares are tendered or withheld from issuance with respect to an Award by the Company in satisfaction of any Option Price, Base Price or tax withholding or similar obligations, such tendered or withheld Shares shall again be available for grant under the Plan. Notwithstanding the foregoing, and except to the extent required by applicable law, Replacement Awards shall not be counted against Shares available for grant pursuant to this Plan.

Section 4.2   Limitation on Non-Employee Director Awards. In any Compensation Year in respect of a non-employee Director’s service to the Company as a non-employee Director, the maximum value of Awards granted to such Director, and the maximum amount of cash paid to such Director, shall not exceed (i) in the case of such non-employee Director who is serving as the chairman of the Board, $500,000 and (ii) in the case of any other such Director, $300,000.

Section 4.3   Changes in Company Common Stock; Disposition of Assets and Corporate Events.

(a)   If and to the extent necessary or appropriate to reflect any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting the Company Common Stock (each, a “Corporate Event”), the Administrator shall adjust the number of shares of Company Common Stock available for issuance under the Plan, any other limit applicable under the Plan with respect to the number of Awards that may be granted hereunder, and the number, class and exercise price (if applicable) or Base Price (if applicable) of any outstanding Award, and/or make such substitution, revision or other provisions or take such other actions with respect to any outstanding Award or the holder or holders thereof, in each case as it determines to be equitable. Without limiting the generality of the foregoing sentence, in the event of any such Corporate Event, the Administrator shall have the power to make such changes as it deems appropriate in (i) the number and type of shares or other securities covered by outstanding Awards, (ii) the prices specified therein (if applicable), (iii) the securities, cash or other property to be received upon the exercise, settlement or conversion of such outstanding Awards or otherwise to be received in connection with such outstanding Awards and (iv) any applicable Performance Goals. After any adjustment made by the Administrator pursuant to this Section 4.3, the number of shares subject to each outstanding Award shall be rounded down to the nearest whole number of whole or fractional shares (as determined by the Administrator), and (if applicable) the exercise price thereof shall be rounded up to the nearest cent.

(b)   Any adjustment of an Award pursuant to this Section 4.3 shall be effected in compliance with Section 422 and 409A of the Code to the extent applicable.

Section 4.4   Award Agreement Provisions. The Administrator may include such provisions and limitations in any Award Agreement as it shall determine, subject to the terms of the Plan.

Section 4.5   Prohibition Against Repricing. Except to the extent (i) approved in advance by holders of a majority of the Shares entitled to vote generally in the election of directors or (ii) pursuant to Section 4.3 as a result of any Corporate Event or pursuant to Article XI in connection with a Change in Control, the Administrator shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or Base Price of any outstanding SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted and as to which the exercise price or Base Price thereof is in excess of the then-current Fair Market Value of Share.

ARTICLE V

OPTIONS AND SARS

Section 5.1   Grant of Options and SARs. The Administrator is authorized to make Awards of Options and/or SARs to any Service Provider in such amounts and subject to such terms and conditions as determined by the Administrator, consistent with the Plan. Any Incentive Stock Option granted under the Plan shall be designed to conform to the applicable provisions of Section 422 of the Code. SARs may be granted in tandem with Options or may be granted on a freestanding basis, not related to any Option. Excluding Replacement Awards, the per Share purchase price of the Shares subject to each Option (the “Option Price”) and the Base Price of each SAR shall be not less than 100% of the Fair Market Value of a Share on the date such Option or SAR is granted. Each Option and each SAR shall be evidenced by an Award Agreement.

Section 5.2   Exercisability and Vesting; Exercise. Each Option and SAR shall vest and become exercisable according to the terms and conditions as determined by the Administrator. Except as otherwise determined by the Administrator, Options and SARs shall vest ratably in equal annual installments over a three-year period, on each of the first three anniversaries of the grant date. Except as otherwise determined by the Administrator, SARs granted in tandem with an Option shall become vested and exercisable on the same date or dates as the Options with which such SARs are associated vest and become exercisable. SARs that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of Shares, and may be exercised only with respect to the Shares for which the related Option is then exercisable. The Administrator shall specify the manner of and any terms and conditions of exercise of an exercisable Option or SAR, including but not limited to net-settlement, delivery of previously owned stock and broker-assisted sales.

Section 5.3   Settlement of SARs. Upon exercise of a SAR, the Participant shall be entitled to receive payment in Shares, or such other form as determined by the Administrator, having an aggregate value equal to the Fair Market Value of one Share on the exercise date over (ii) the Base Price of such SAR; provided, however, that on the grant date, the Administrator may establish a maximum amount per Share that may be payable upon exercise of a SAR.

Section 5.4   Expiration of Options and SARs. No Option or SAR may be exercised after the expiration of ten (10) years from the date the Option or SAR was granted, unless a longer or shorter period is set forth in the Award Agreement.

ARTICLE VI

RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNIT AWARDS

Section 6.1   Restricted Stock.

(a)   Grant of Restricted Stock. The Administrator is authorized to make Awards of Restricted Stock to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

(b)   Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

(c)   Issuance of Restricted Stock. The issuance of Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine.

Section 6.2   Restricted Stock Units. The Administrator is authorized to make Awards of Restricted Stock Units to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. Except as otherwise determined by the Administrator, Restricted Stock Units that vest solely based on the continued service of the Service Provider shall vest ratably in equal annual installments over a three-year period, on each of the first three anniversaries of the grant date. The Administrator may specify any conditions to vesting as it deems appropriate. For the avoidance of doubt, the Administrator may grant Restricted Stock Units that are fully vested and nonforfeitable when granted. At the time of grant, the Administrator shall specify the settlement date applicable to each grant of Restricted Stock Units. Unless otherwise provided in an Award Agreement, on the settlement date, the Company shall, subject to the terms of this Plan, transfer to the Participant one Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

Section 6.3   Rights as a Stockholder. A Participant shall not be, nor have any of the rights or privileges of, a stockholder in respect of Restricted Stock Units awarded pursuant to the Plan unless and until the Shares attributable to such Restricted Stock Units have been issued to such Participant. Notwithstanding the foregoing, unless otherwise determined by the Administrator, the Restricted Stock Units awarded pursuant to the Plan will receive Dividend Equivalents settled in Shares in accordance with Article IX.

ARTICLE VII

PERFORMANCE AWARDS

Section 7.1   Grant of Performance Awards. The Administrator is authorized to make Performance Awards to any Participant selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. All Performance Shares and Performance Units shall be evidenced by an Award Agreement.

Section 7.2   Issuance and Restrictions. The Administrator shall have the authority to determine the Participants who shall receive Performance Awards; the number of Performance Shares, the number and value of Performance Units; the cash entitlement of any Participant with respect to any Performance Cycle; and the Performance Goals applicable in respect of such Performance Awards for each Performance Cycle. The Administrator shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from one another), and there may be more than one Performance Cycle in existence at any one time. An Award Agreement evidencing the grant of Performance Shares or Performance Units shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions as the Administrator shall determine. Unless otherwise determined by the Administrator, Performance Awards shall vest at the end of a three-year Performance Cycle, subject to achievement of the applicable Performance Goals. Unless the Administrator shall determine otherwise, no Company Common Stock will be issued at the time an Award of Performance Shares is made. The Company shall not be required to set aside a fund for the payment of Performance Awards.

Section 7.3   Earned Performance Awards. Performance Awards shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, as the Administrator shall determine or as set forth in an Award Agreement. In addition to the achievement of the specified Performance Goals, the Administrator may condition payment of Performance Awards on such other conditions as the Administrator shall determine. The Administrator may also provide in an Award Agreement for the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Award.

Section 7.4   Rights as a Stockholder. A Participant shall not have any rights as a stockholder in respect of Performance Awards awarded pursuant to the Plan (including, without limitation, the right to vote on any matter submitted to the Company’s stockholders) until such time as the Shares attributable to such Performance Awards have been issued to such Participant or his or her beneficiary. Performance Shares as to which Shares are issued prior to the end of the Performance Cycle shall, during such period, be subject to such restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote such Shares or the right to receive dividends on such Shares). Notwithstanding the foregoing, unless otherwise determined by the Administrator, the Performance Awards awarded pursuant to the Plan will receive Dividend Equivalents settled in Shares in accordance with Article IX.

Section 7.5   Performance Goals and Related Provisions. The Administrator shall establish the Performance Goals that must be satisfied in order for a Participant to receive an Award for a Performance Cycle or for a Performance Award to be earned or vested. The Administrator may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid under the Plan, and it may provide for the payment of differing amounts of compensation for different levels of performance. Performance Goals may be established on a Company-wide basis, with respect to one or more business units, divisions, Subsidiaries or products or based on individual performance measures, and may be expressed in absolute terms or relative to other metrics including internal targets or budgets, past performance of the Company, the performance of one or more similarly situated companies, performance of an index, outstanding equity or other external measures. In the case of earning-based measures, performance goals may include comparisons relating to capital (including but limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. Performance goals may also be subject to such other terms and conditions as the Administrator may determine appropriate. The Administrator may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company; changes in applicable tax laws or accounting principles; other material extraordinary events such as restructurings; discontinued operations; asset write-downs; significant litigation or claims, judgments or settlements; acquisitions or divestitures; reorganizations or changes in the corporate structure or capital structure of the Company; foreign exchange gains and losses; change in the fiscal year of the Company; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; and impairments or such other factors as the Administrator may determine.

Section 7.6   Determination of Attainment of Performance Goals. As soon as practicable following the end of a Performance Cycle and prior to any payment or vesting in respect of such Performance Cycle, the Administrator (or its delegate pursuant to Section 3.3) shall determine the number of Performance Shares or other Performance Awards and the number and value of Performance Units or the amount of any cash entitlement, in each case that has been earned or vested.

Section 7.7   Payment of Awards. Payment or delivery of Company Common Stock with respect to earned Performance Shares, earned Performance Units and earned cash entitlements shall be made to the Participant or, if the Participant has died, to the Participant’s Eligible Representative, as soon as practicable after the expiration of the Performance Cycle and the Administrator’s determination under Section 7.6 above and (unless an applicable Award Agreement shall set forth one or more other dates) in any event no later than the earlier of (i) ninety (90) days after the end of the fiscal year in which the Performance Cycle has ended and (ii) ninety (90) days after the expiration of the Performance Cycle. The Administrator shall determine and set forth in the applicable Award Agreement whether earned Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, Shares or in a combination thereof, with the value or number of Shares payable to be determined based on the Fair Market Value of the Company Common Stock on the date of the Administrator’s determination under Section 7.6 above or such other date specified in the Award Agreement. The Administrator may, in an Award Agreement with respect to the Award or delivery of Shares, condition the vesting of such Shares on the performance of additional service.

Section 7.8   Newly Eligible Participants. Notwithstanding anything in this Article VII to the contrary, the Administrator shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares, Performance Units or other Performance Awards after the commencement of a Performance Cycle.

ARTICLE VIII

OTHER STOCK-BASED AWARDS

Section 8.1   Grant of Stock-Based Awards. The Administrator is authorized to make Awards of other types of equity-based or equity-related awards and fully vested stock awards, including grants of fully vested Shares (collectively, “Stock-Based Awards”) not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as the Administrator shall determine, including without limitation the payment of cash bonuses or other incentives in the form of Stock-Based Awards. Unless otherwise determined by the Administrator, all Stock-Based Awards shall be evidenced by an Award Agreement. Such Stock-Based Awards may be granted as an inducement to enter the employ of the Company, any Affiliate or any Subsidiary or in satisfaction of any obligation of the Company, any Affiliate or any Subsidiary to an officer or other key employee, whether pursuant to this Plan or otherwise, that would otherwise have been payable in cash or in respect of any other obligation of the Company. Such Stock-Based Awards may entail the transfer of actual Shares, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

ARTICLE IX

DIVIDEND EQUIVALENTS

Section 9.1   Generally. Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Administrator. Dividend Equivalents may be granted in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. Notwithstanding the terms of this Section 9.1, no Dividend Equivalents shall be granted with respect to Options or SARs. The grant date of any Dividend Equivalents under the Plan will be the date on which the Dividend Equivalent is awarded by the Administrator, or such other date permitted by applicable laws as the Administrator shall determine. Dividend Equivalents may, at the discretion of the Administrator, be fully vested and nonforfeitable when granted or subject to such vesting conditions as determined by the Administrator; provided, that, unless the Administrator shall determine otherwise in an Award Agreement, Dividend Equivalents with respect to Awards shall not be fully vested until the Awards have been earned and shall be forfeited if the related Award is forfeited. Dividend Equivalents shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Award, if any, to which such Dividend Equivalent relates, or pursuant to a separate Award Agreement with respect to freestanding Dividend Equivalents, in each case, containing such provisions not inconsistent with the Plan as the Administrator shall determine, including customary representations, warranties and covenants with respect to securities law matters.

ARTICLE X

TERMINATION AND FORFEITURE

Section 10.1   Termination for Cause; Post-Service Competitive Activity. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service terminates for Cause or a Participant engages in Competitive Activity following the Participant’s termination of employment or service, all Options and SARs, whether vested or unvested, and all other Awards that are unvested or unexercisable or otherwise unpaid (or were unvested or unexercisable or unpaid at the time of occurrence of Cause or engagement in Competitive Activity) shall be immediately forfeited and canceled, effective as of the date of the termination or engagement in Competitive Activity. If the Participant engages in Competitive Activity following the termination, any portion of the Participant’s Awards that became vested after termination, and any Shares or cash issued upon exercise or settlement of such Awards, shall be immediately forfeited, canceled, and disgorged or paid to the Company together with all gains earned or accrued due to the sale of Shares issued upon exercise or settlement of such Awards.

Section 10.2   Termination due to Death. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service terminates by reason of death:

(a)   All Options and SARs (whether or not then otherwise exercisable) shall become exercisable in full and the Participant’s Eligible Representative may exercise all such Options and SARs at any time prior to the earlier of (i) the one-year anniversary of the Participant’s death or (ii) the expiration of the term of the Options; provided that any in-the-money Options and SARs that are still outstanding on the last day of the time period specified in this Section 10.2(a) shall automatically be exercised on such date; and

(b)   All other Awards shall immediately vest in full upon the Participant’s death, and Restricted Stock Units and Performance Awards that have not been settled or converted into Shares prior to the Participant’s death shall immediately be settled in Shares. Any Performance Awards that vest as a result of this Section 10.2(b) shall vest and be paid based on target levels of performance.

Section 10.3   Termination due to Disability. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service terminates by reason of Disability, the Participant shall be treated for purposes of the treatment of the Participant’s Awards under this Section 10.3 as though the Participant continued in the employ or service of the Company and all unvested Awards shall remain outstanding and vest, or in the case of Options and SARs, vest and become exercisable, in accordance with the terms set forth in the applicable Award Agreement. Any Options or SARs granted to such Participant that are exercisable at the date of termination by reason of Disability or that thereafter become exercisable by reason of the operation of the immediately preceding sentence may be exercised at any time prior to the earlier of (i) the fifth anniversary of the Participant’s termination for Disability or (ii) the expiration of the term of such Options or SARs.

Section 10.4   Termination Due to a Qualifying Termination. Unless otherwise set forth in the Award Agreement, if a Participant’s employment terminates by reason of a Qualifying Termination:

(a)   Any Awards, including Options and SARs, granted in the one-year period prior to the Participant’s Qualifying Termination shall be immediately forfeited and canceled, effective as of the date of the Participant’s Qualifying Termination; and

(b)   The Participant shall be treated for purposes of the treatment of the Participant’s Awards under this Section 10.4 as though the Participant continued in the employ of the Company and all unvested Awards granted earlier than one year prior to the Participant’s Qualifying Termination shall remain outstanding and vest, or in the case of Options and SARs, vest and become exercisable, in accordance with the terms set forth in the applicable Award Agreement. Any Performance Awards that remain outstanding in accordance with this Section 10.4(b) shall vest subject to the attainment of the applicable Performance Goals in respect thereof. Any Options or SARs granted to such Participant which are exercisable at the date of his or her Qualifying Termination or that thereafter become exercisable by reason of the operation of the immediately preceding sentence may be exercised at any time prior to the earlier of (i) the fifth anniversary of the Participant’s Qualifying Termination or (ii) the expiration of the term of such Options or SARs.

Section 10.5   Involuntary Termination Without Cause. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service is involuntarily terminated without Cause and such termination is not a Qualifying Termination:

(a)   All Options and SARs that are unvested shall be immediately forfeited and canceled, effective as of the date of the termination, and all Options and SARs that are vested shall remain outstanding and exercisable until the earlier of (i) 30 days after the effective date of the termination under this Section 10.5 or (ii) the expiration of the term of such Options or SARs; and

(b)   All Awards of Restricted Stock or Restricted Stock Units that are unvested shall be immediately forfeited and canceled, effective as of the date of the termination; and

(c)   Provided that the Participant signs a Release and does not exercise any rights to revoke such Release, the Participant shall retain a portion of any unvested Performance Awards granted earlier than one year prior to the termination under this Section 10.5 equal to, for each grant of Performance Awards, the number of Performance Shares or Performance Units specified in the Award Agreement multiplied by the quotient of (i) the number of full months elapsed between the grant date in respect of such Performance Awards and the effective date of the termination under this Section 10.5 over (ii) the total number of months in the Performance Cycle. Such retained Performance Awards will remain outstanding and vest subject to the attainment of the applicable Performance Goals in respect thereof. Any Performance Awards that do not vest pursuant to this Section 10.5(c) shall be immediately forfeited and canceled, effective as of the date of the termination.

Section 10.6   Termination for Any Other Reason. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service terminates without Cause or for any reason other than Cause, death, Disability or a Qualifying Termination, including a voluntary resignation:

(a)   All Options and SARs that are unvested shall be immediately forfeited and canceled, effective as of the date of the termination, and all Options and SARs that are vested shall remain outstanding and exercisable until the earlier of (i) 30 days after the effective date of the termination under this Section 10.6 or (ii) the expiration of the term of such Options or SARs; and

(b)   All other Awards that are unvested or have not otherwise been earned shall be immediately forfeited and canceled, effective as of the date of termination.

Section 10.7   Post-Termination Informational Requirements. Before the settlement of any Award following termination of employment or service, the Administrator may require the Participant (or the Participant’s Eligible Representative, if applicable) to make such representations and provide such documents as the Administrator deems necessary or advisable to effect compliance with applicable law and determine whether the provisions of Section 10.1 or Section 10.8 may apply to such Award.

Section 10.8   Forfeiture and Recoupment of Awards. Awards granted under this Plan (and gains earned or accrued in connection with Awards) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time. Any such policies may (in the discretion of the Administrator or the Board) be applied to outstanding Awards at the time of adoption of such policies, or on a prospective basis only. Participants shall also forfeit and disgorge to the Company any Awards granted or vested and any gains earned or accrued due to the exercise of Options or SARs or the sale of any Company Common Stock to the extent required by applicable law or as required by any stock exchange or quotation system on which the Company Common Stock is listed or quoted, in each case in effect on or after the Effective Date, including but not limited to Section 304 of the Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act. For the avoidance of doubt, the Administrator shall have full authority to implement any policies and procedures necessary to comply with applicable law and/or the requirements of any stock exchange or quotation system on which the Company Common Stock is listed or quoted. The implementation of policies and procedures pursuant to this Section 10.8 and any modification of the same shall not be subject to any restrictions on amendment or modification of Awards.

ARTICLE XI

CHANGE IN CONTROL

Section 11.1   Alternative Award. Unless otherwise provided in an Award Agreement, and other than with respect to the Performance Award Conversion, no cancellation, acceleration or other payment shall occur in connection with a Change in Control pursuant to Section 11.3 with respect to any Award or portion thereof as a result of the Change in Control if the Administrator reasonably determines in good faith, prior to the occurrence of the Change in Control, that such Award shall be honored or assumed, or new rights substituted therefor following the Change in Control (such honored, assumed or substituted award, an “Alternative Award”), provided that any Alternative Award must (i) give the Participant who held the Award rights and entitlements substantially equivalent to or better than the rights and terms applicable under the Award immediately prior to the Change in Control, including an equal or better vesting schedule and that Alternative Awards that are stock options have identical or better methods of payment of the exercise price thereof and a post-termination exercise period extending until at least the fifth anniversary of the Participant’s termination (or, if earlier, the expiration of the term of such stock options); (ii) have terms such that if a Participant’s employment is involuntarily (i.e., by the Company or its successor other than for Cause) or constructively (i.e., by the Participant with Good Reason) terminated within the twenty-four (24) months following a Change in Control at a time when any portion of the Alternative Award is unvested, the unvested portion of such Alternative Award shall immediately vest in full and such Participant shall receive (as determined by the Board prior to the Change in Control) either (1) a cash payment equal in value to the excess (if any) of the fair market value of the stock subject to the Alternative Award at the date of exercise or settlement over the price (if any) that such Participant would be required to pay to exercise such Alternative Award or (2) publicly-traded shares or equity interests equal in value (as determined by the Administrator) to the value in clause (1).

Section 11.2   Performance Award Conversion. Unless otherwise provided in an Award Agreement, upon a Change in Control, then-outstanding Performance Awards shall be modified to remove any Performance Goals applicable thereto and to substitute, in lieu of such Performance Goals, vesting solely based on the requirement of continued service through, as nearly as is practicable, the date(s) on which the satisfaction of the Performance Goals would have been measured if the Change in Control had not occurred (or, if applicable, the later period of required service following such measurement date) (such Awards, the “Alternative Performance Awards”), with such service-vesting of the Alternative Performance Awards to accelerate upon the termination of service of the holder prior to such vesting date(s) thereof, if such termination of service satisfies the requirements of clause (ii) of Section 11.1 hereof. The number of Alternative Performance Awards shall be equal to (i) if less than 50% of the Performance Cycle has elapsed, the target number of Performance Awards pro rated based on the elapsed period of time between the grant date and the date of the Change in Control, and (ii) if 50% or more of the Performance Cycle has elapsed, a number of Performance Awards based on actual performance through the date of the Change in Control pro rated based on the elapsed period of time between the grant date and the date of the Change in Control (with the Administrator as constituted prior to the Change in Control making any determinations necessary to determine the pro rata number of Alternative Performance Awards and the vesting date(s) thereof). The conversion of the Performance Awards into Alternative Performance Awards is referred to herein as the “Performance Award Conversion”. Following the Performance Award Conversion, the Alternative Performance Awards shall either remain outstanding as Alternative Awards consistent with this Section 11.2 or shall be treated as provided in Section 11.3.

Section 11.3   Accelerated Vesting and Payment. Except as otherwise provided in this Article XI or in an Award Agreement, upon a Change in Control:

(a)   each vested and unvested Option or SAR shall be canceled in exchange for a payment equal to the excess, if any, of the Change in Control Price over the applicable Option Price or Base Price;

(b)   the vesting restrictions applicable to all other unvested Awards (other than (x) freestanding Dividend Equivalents not granted in connection with another Award and (y) Performance Awards) shall lapse, all such Awards shall vest and become non-forfeitable and be canceled in exchange for a payment equal to the Change in Control Price;

(c)   the Alternative Performance Awards shall be canceled in exchange for a payment equal to the Change in Control Price;

(d)   all other Awards (other than freestanding Dividend Equivalents not granted in connection with another Award) that were vested prior to the Change in Control but that have not been settled or converted into Shares prior to the Change in Control shall be canceled in exchange for a payment equal to the Change in Control Price; and

(e)   all freestanding Dividend Equivalents not granted in connection with another Award shall be cancelled without payment therefor.

To the extent any portion of the Change in Control Price is payable other than in cash and/or other than at the time of the Change in Control, Award holders under the Plan shall receive the same value in respect of their Awards (less any applicable exercise price, Base Price or similar feature) as is received by the Company’s stockholders in respect of their Company Common Stock (as determined by the Administrator), and the Administrator shall determine the extent to which such value shall be paid in cash, in securities or other property, or in a combination of cash and securities or other property, consistent with applicable law. To the extent any portion of the Change in Control Price is payable other than at the time of the Change in Control, the Administrator shall determine the time and form of payment to the Award holders consistent with Section 409A of the Code and other applicable laws. For avoidance of doubt, upon a Change in Control the Administrator may cancel Options and SARs for no consideration if the Fair Market Value of the Shares subject to such Options or such SARs is less than or equal to the Option Price of such Options or the Base Price of such SARs.

Section 11.4   Pre-Change in Control Protection Period. Notwithstanding the terms of Article X to the contrary, if a Participant’s employment with the Company and its Affiliates is terminated without Cause or by the Participant at the date of the Change of Control due to a change in the terms and conditions of the Participant’s employment that would give rise to a termination for Good Reason, in either case occurring within the ninety (90) day period prior to a Change in Control, the Participant shall be deemed for purposes of the treatment of the Participant’s Awards under the provisions of this Article XI to have continued in employment with the Company and its Affiliates until the Change in Control and had his or her employment terminated immediately following the Change in Control.

ARTICLE XII

OTHER PROVISIONS

Section 12.1   Awards Not Transferable. Except as otherwise determined by the Administrator, no Award or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 12.1 shall prevent transfers by will, by the applicable laws of descent and distribution or pursuant to the beneficiary designation procedures approved by the Company pursuant to Section 12.14 or, with the prior approval of the Company, estate planning transfers.

Section 12.2   Amendment, Suspension or Termination of the Plan or Award Agreements.

(a)   The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided that without the approval by a majority of the shares entitled to vote at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) except as otherwise expressly provided in Section 4.3, increase the number of Shares subject to the Plan or the individual Award limitations specified in Section 4.2; (ii) modify the class of persons eligible for participation in the Plan or (iii) materially modify the Plan in any other way that would require shareholder approval under applicable law. Except as otherwise expressly provided in the Plan, neither the amendment, suspension or termination of the Plan shall, without the written consent of the holder of the Award, adversely alter or impair any rights or obligations under any Award theretofore granted.

(b)   The Administrator at any time, and from time to time, may amend the terms of any one or more existing Award Agreements, provided, however, that the rights of a Participant under an Award Agreement shall not be adversely impaired without the Participant’s written consent. The Company shall provide a Participant with notice of any amendment made to a Participant’s existing Award Agreement.

(c)   No Award may be granted during any period of suspension nor after termination of the Plan, and in no event may any Award be granted under this Plan after the expiration of ten (10) years from the Effective Date.

Section 12.3   Effect of Plan upon Other Award and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any of its Affiliates. Nothing in this Plan shall be construed to limit the right of the Company or any of its Affiliates (a) to establish any other forms of incentives or compensation for Service Providers or (b) to grant or assume options or restricted stock other than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options or restricted stock in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

Section 12.4   At-Will Employment. Nothing in the Plan or any Award Agreement hereunder shall confer upon the Participant any right to continue as a Service Provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without Cause.

Section 12.5   Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 12.6   Conformity to Securities Laws. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated under any of the foregoing, to the extent the Company, any of its Affiliates or any Participant is subject to the provisions thereof. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Awards shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and Awards granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 12.7   Term of Plan. The Plan shall become effective on January 1, 2019 (the “Effective Date”) and shall continue in effect, unless sooner terminated pursuant to Section 12.2, until the tenth (10th) anniversary of the Effective Date. The provisions of the Plan shall continue thereafter to govern all outstanding Awards.

Section 12.8   Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

Section 12.9   Severability. In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.

Section 12.10   Governing Documents. In the event of any express contradiction between the Plan and any Award Agreement or any other written agreement between a Participant and the Company or any Affiliate that has been approved by the Administrator, the express terms of the Plan shall govern, unless it is expressly specified in such Award Agreement or other written document that such express provision of the Plan shall not apply.

Section 12.11   Withholding Taxes. In addition to any rights or obligations with respect to Withholding Taxes under the Plan or any applicable Award Agreement, the Company or any Affiliate employing a Service Provider shall have the right to withhold from the Service Provider, or otherwise require the Service Provider or an assignee to pay, any Withholding Taxes arising as a result of grant, exercise, vesting or settlement of any Award or any other taxable event occurring pursuant to the Plan or any Award Agreement, including, without limitation, to the extent permitted by law, the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to the Service Provider or to take such other actions (including, without limitation, withholding any Shares or cash deliverable pursuant to the Plan or any Award) as may be necessary to satisfy such Withholding Taxes.

Section 12.12   Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the adoption of the Plan, the Administrator determines that any Award may be subject to Section 409A of the Code and related regulations and Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of the Plan), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance or (c) comply with any correction procedures available with respect to Section 409A of the Code. Notwithstanding anything else contained in this Plan or any Award Agreement to the contrary, if a Service Provider is a “specified employee” as determined pursuant to Section 409A under any Company Specified Employee policy in effect at the time of the Service Provider’s “separation from service” (as determined under Section 409A) or, if no such policy is in effect, as defined in Section 409A of the Code, then, to the extent necessary to comply with, and avoid imposition on such Service Provider of any tax penalty imposed under, Section 409A of the Code, any payment required to be made to a Service Provider hereunder upon or following his or her separation from service shall be delayed until the first to occur of (i) the six-month anniversary of the Service Provider’s separation from service and (ii) the Service Provider’s death. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten (10) day period following the lapsing of the delay period. No provision of this Plan or an Award Agreement shall be construed to indemnify any Service Provider for any taxes incurred by reason of Section 409A (or timing of incurrence thereof), other than an express indemnification provision therefor.

Section 12.13   Notices. Except as provided otherwise in an Award Agreement, all notices and other communications required or permitted to be given under this Plan or any Award Agreement shall be in writing and shall be deemed to have been given if delivered personally, sent by email or any other form of electronic transfer approved by the Administrator, sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, (i) in the case of notices and communications to the Company, to its current business address and to the attention of the Corporate Secretary of the Company or (ii) in the case of a Participant, to the last known address, or email address or, where the individual is an employee of the Company or one of its Subsidiaries, to the individual’s workplace address or email address or by other means of electronic transfer acceptable to the Administrator. All such notices and communications shall be deemed to have been received on the date of delivery, if sent by email or any other form of electronic transfer, at the time of dispatch or on the third business day after the mailing thereof.

Section 12.14   Beneficiary Designation. Each Participant under the Plan may from time to time pursuant to procedures approved by the Company name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death.

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